                                                                  Execution Copy

                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                  by and among

                             AAKF Acquisition, Inc.,

                                  as Purchaser,

                              K&F Industries, Inc.,

                                 as the Company,

                                       and

                        the other parties listed herein,

                               as the Stockholders

                          Dated as of October 15, 2004

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

                               TABLE OF CONTENTS

ARTICLE I. DEFINITIONS...........................................................................................        1
       SECTION 1.1.     Definitions..............................................................................        1

ARTICLE II. SALE OF SHARES.......................................................................................       17
       SECTION 2.1.     Purchase and Sale of the Common Stock....................................................       17
       SECTION 2.2.     Closing..................................................................................       18
       SECTION 2.3.     Subsequent Change of Control.............................................................       19

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................       22
       SECTION 3.1.     Organization, Standing and Authority.....................................................       22
       SECTION 3.2.     Capitalization...........................................................................       22
       SECTION 3.3.     Subsidiaries.............................................................................       23
       SECTION 3.4.     Actions and Proceedings..................................................................       23
       SECTION 3.5.     No Conflict or Violation.................................................................       24
       SECTION 3.6.     Governmental Consents and Approvals......................................................       24
       SECTION 3.7.     Financial Statements and Statutory Statements............................................       25
       SECTION 3.8.     Intellectual Property....................................................................       26
       SECTION 3.9.     Compliance with Laws.....................................................................       27
       SECTION 3.10.    Permits, Licenses and Franchises.........................................................       27
       SECTION 3.11.    Contracts................................................................................       27
       SECTION 3.12.    Absence of Certain Changes...............................................................       28
       SECTION 3.13.    Environmental Matters....................................................................       28
       SECTION 3.14.    Taxes....................................................................................       29
       SECTION 3.15.    Employee Benefit Plans; ERISA............................................................       30
       SECTION 3.16.    Labor Relations and Employment...........................................................       32
       SECTION 3.17.    Real Property............................................................................       33
       SECTION 3.18.    Affiliated Transactions; Indemnification Agreements......................................       34
       SECTION 3.19.    Warranties...............................................................................       35
       SECTION 3.20.    Inappropriate Payments...................................................................       35
       SECTION 3.21.    Brokers..................................................................................       35
       SECTION 3.22.    Assets...................................................................................       35
       SECTION 3.23.    Insurance................................................................................       36
       SECTION 3.24.    Intercompany Services....................................................................       36
       SECTION 3.25.    Government Contracts.....................................................................       36
       SECTION 3.26.    International Trade and Export Controls..................................................       37

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...................................................       38
       SECTION 4.1.     Ownership of Stock.......................................................................       38
       SECTION 4.2.     Authorization............................................................................       38
       SECTION 4.3.     No Conflict or Violation.................................................................       38
       SECTION 4.4.     Governmental Consents and Approvals......................................................       39
       SECTION 4.5.     Compliance with Laws.....................................................................       39
       SECTION 4.6.     Obligations of the Company to the Stockholders...........................................       39

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
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......................................................       40
       SECTION 5.1.     Organization, Standing and Authority.....................................................       40
       SECTION 5.2.     Authorization............................................................................       40
       SECTION 5.3.     Actions and Proceedings..................................................................       40
       SECTION 5.4.     No Conflict or Violation.................................................................       41
       SECTION 5.5.     Governmental Consents and Approvals......................................................       41
       SECTION 5.6.     Compliance with Laws.....................................................................       41
       SECTION 5.7.     Financing................................................................................       41
       SECTION 5.8.     Sophisticated Investor...................................................................       42
       SECTION 5.9.     Other Investment Representations.........................................................       42
       SECTION 5.10.    Brokers..................................................................................       43
       SECTION 5.11.    Information Supplied.....................................................................       43

ARTICLE VI. COVENANTS............................................................................................       43
       SECTION 6.1.     Conduct of the Business Pending the Closing..............................................       43
       SECTION 6.2.     Certain Transactions.....................................................................       46
       SECTION 6.3.     Investigations; Pre-Closing Access.......................................................       47
       SECTION 6.4.     HSR Act Filings; Consents................................................................       48
       SECTION 6.5.     Further Assurances.......................................................................       49
       SECTION 6.6.     Transaction Expenses; Defeasance Costs...................................................       50
       SECTION 6.7.     Employee Matters.........................................................................       51
       SECTION 6.8.     Indemnification of Directors and Officers; Releases......................................       52
       SECTION 6.9.     Stock Options............................................................................       53
       SECTION 6.10.    Custody of Share Certificates............................................................       54
       SECTION 6.11.    Notes Tender Offer.......................................................................       54
       SECTION 6.12.    Estoppel Certificates....................................................................       57
       SECTION 6.13.    Certain Tax Matters......................................................................       57

ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE....................................       58
       SECTION 7.1.     Representations and Warranties...........................................................       59
       SECTION 7.2.     Compliance with Covenants................................................................       59
       SECTION 7.3.     Governmental and Regulatory Consents and Approvals.......................................       59
       SECTION 7.4.     Injunction...............................................................................       59
       SECTION 7.5.     Materiality of Conditions................................................................       60
       SECTION 7.6.     Financing................................................................................       60
       SECTION 7.7.     Notes Satisfaction Condition; Indebtedness and Encumbrances..............................       60
       SECTION 7.8.     Documents................................................................................       60
       SECTION 7.9.     Opinions of Counsel to the Company.......................................................       61
       SECTION 7.10.    Termination of Certain Affiliate Agreements..............................................       61
       SECTION 7.11.    No Plan Termination......................................................................       62
       SECTION 7.12.    Confirmation Letters.....................................................................       62

ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE STOCKHOLDERS TO CLOSE................................       62
       SECTION 8.1.     Representations and Warranties...........................................................       62
       SECTION 8.2.     Compliance with Covenants................................................................       63

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
       SECTION 8.3.     Governmental and Regulatory Consents and Approvals.......................................       63
       SECTION 8.4.     Cash Purchase Price......................................................................       63
       SECTION 8.5.     Injunction...............................................................................       63
       SECTION 8.6.     Materiality of Conditions................................................................       63
       SECTION 8.7.     Documents................................................................................       64
       SECTION 8.8.     Opinion of Counsel to the Purchaser......................................................       64

ARTICLE IX. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION...............................       64
       SECTION 9.1.     Survival of Representations, Warranties and Covenants....................................       64
       SECTION 9.2.     Indemnification by the Significant Stockholders and the Stockholders.....................       65
       SECTION 9.3.     Limitations on Indemnification by the Significant Stockholders and the
                         Stockholders............................................................................       66
       SECTION 9.4.     Indemnification by the Purchaser Indemnitors.............................................       68
       SECTION 9.5.     Limitations on Indemnification by the Purchaser Indemnitors..............................       68
       SECTION 9.6.     Procedures...............................................................................       69
       SECTION 9.7.     Remedies Not Affected by Investigation, Disclosure or Knowledge..........................       71
       SECTION 9.8.     Indemnity Escrow Fund....................................................................       71
       SECTION 9.9.     Exclusive Remedy; Additional Limitations.................................................       72
       SECTION 9.10.    Subrogation..............................................................................       72
       SECTION 9.11.    Appointment of the Representatives.......................................................       73

ARTICLE X. TERMINATION PRIOR TO CLOSING..........................................................................       74
       SECTION 10.1.    Termination of Agreement.................................................................       74
       SECTION 10.2.    Survival.................................................................................       75

ARTICLE XI. MISCELLANEOUS........................................................................................       75
       SECTION 11.1.    Publicity................................................................................       75
       SECTION 11.2.    Confidentiality..........................................................................       76
       SECTION 11.3.    Notices..................................................................................       76
       SECTION 11.4.    Governing Law............................................................................       77
       SECTION 11.5.    Entire Agreement.........................................................................       77
       SECTION 11.6.    Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies...............       78
       SECTION 11.7.    Binding Effect; Assignment...............................................................       78
       SECTION 11.8.    Interpretation...........................................................................       78
       SECTION 11.9.    No Third Party Beneficiaries.............................................................       78
       SECTION 11.10.   Counterparts.............................................................................       79
       SECTION 11.11.   Other Agreements, Exhibits and Schedules.................................................       79
       SECTION 11.12.   Headings.................................................................................       79
       SECTION 11.13.   Investigation by Purchaser...............................................................       79

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

                               INDEX OF EXHIBITS

Exhibit A  -  List of Stockholders
Exhibit B  -  Knowledge Groups
Exhibit C  -  Form of Indemnity Escrow Agreement
Exhibit D  -  Commitment Letters
Exhibit E  -  Form of Employment Agreements
Exhibit F  -  Form of Joinder Agreement
Exhibit G  -  Required Permits
Exhibit H  -  Forms of Opinions of Company's Counsel
Exhibit I  -  Affiliate Agreements to be Terminated
Exhibit J  -  Form of Noncompetition Agreement
Exhibit K  -  Form of Opinion of Purchaser's Counsel
Exhibit L  -  Form of Custody Agreement
Exhibit M  -  Form of Option Termination Agreement
Exhibit N  -  Form of Estoppel Certificate
Exhibit O  -  Pro Rata Portions
Exhibit P  -  Defeasance Costs Tax Note
Exhibit Q  -  Airplane Use and Reimbursement Agreement

                               INDEX OF SCHEDULES

Schedule 1.1       -   Persons Subject to Noncompetition Agreements
Schedule 3.1(b)    -   Jurisdictions of Foreign Qualification
Schedule 3.2(b)    -   Capitalization
Schedule 3.3       -   Subsidiaries
Schedule 3.4       -   Actions or Proceedings
Schedule 3.5       -   Conflicts or Violations
Schedule 3.6       -   Governmental Consents and Approvals Required
Schedule 3.8       -   Exceptions to Intellectual Property
Schedule 3.9       -   Alleged Violations of Laws or Regulations
Schedule 3.10      -   Permits, Licenses and Franchises
Schedule 3.11      -   Contracts
Schedule 3.12      -   Material Changes
Schedule 3.13      -   Environmental Matters
Schedule 3.14      -   Taxes
Schedule 3.15      -   Employee Benefit Plans; ERISA
Schedule 3.16      -   Labor Relations and Employment
Schedule 3.17      -   Real Property
Schedule 3.18      -   Affiliated Transactions
Schedule 3.22      -   Assets
Schedule 3.21          Brokers
Schedule 3.23      -   Insurance
Schedule 3.24      -   Intercompany Services
Schedule 3.25      -   Government Contracts
Schedule 3.26      -   International Trade and Export Controls

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Schedule 4.4         - Governmental Consents and Approvals Required
Schedule 4.6         - Obligations of the Company to the Stockholders
Schedule 4.7         - Ownership of Notes
Schedule 5.4         - Conflicts
Schedule 5.10        - Brokers
Schedule 6.1         - Exceptions to Conduct of the Business Pending the Closing
Schedule 6.1(xii)    - Permitted Capital Expenditures
Schedule 6.4         - Required Approvals and Consents
Schedule 6.7(b)      - Key Employees
Schedule 6.11        - Certain Indenture Covenants
Schedule 7.7         - Permitted Closing Date Indebtedness
Schedule 9.2(a)(iii) - Certain Environmental Matters

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 15, 2004, is entered into by and among AAKF Acquisition, Inc., a Delaware corporation (the "Purchaser"), K&F Industries, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company listed on Exhibit A (each individually a "Stockholder" and collectively, the "Stockholders").

                  WHEREAS, the Stockholders own all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock");

                  WHEREAS, the Purchaser desires to purchase from the Stockholders, and the Stockholders desire to sell to the Purchaser, all of the shares of Common Stock owned by the Stockholders, which number of shares owned by each Stockholder is set forth opposite such Stockholder's name on Exhibit A, in each case on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, concurrent with the execution of this Agreement, Aurora Equity Partners II, L.P., a Delaware limited partnership ("AEP"), and Aurora Overseas Equity Partners II, L.P., a Cayman Islands limited Partnership ("AOEP" and collectively with AEP, the "Aurora Partnerships"), are executing and delivering to the Company a Limited Guarantee of even date herewith (the "Aurora Guarantee") pursuant to which the Aurora Partnerships have severally guaranteed, until the Closing shall have occurred, certain of the obligations of the Purchaser under this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

                  SECTION 1.1. DEFINITIONS.

                  The following terms shall have the respective meanings set forth below throughout this Agreement:

                  "Accounting Referee" has the meaning set forth in Section 2.3(d).

                  "Additional Purchaser Stockholder Investment" means, as of any date, the sum of the Fair Market Value of any additional capital invested in the Purchaser by any Person for Capital Stock of the Purchaser after the Closing Date (including the Fair Market Value of any indebtedness exchanged for or converted into such Capital Stock).

                  "AEP" has the meaning set forth in the recitals to this Agreement.

                  "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. "Control" means (i) in the case of a corporation, the ownership, directly or indirectly, of 50% or greater of the capital stock in that corporation, and the ability to elect 50% or greater of such corporation's Board of Directors, and (ii) in the case of a Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of a voting equity interest, by contract or otherwise.

                  "Agreement" has the meaning set forth in the preamble to this Agreement.

                  "Aggregate Purchaser Stockholder Distributions" means, as of any date, the aggregate Fair Market Value of all amounts of cash, securities or other property (other than Capital Stock of the Purchaser) paid or distributed by the Purchaser subsequent to the Closing Date and through such date to the stockholders of the Purchaser in their capacities as such by way of distributions, dividends, repurchases of securities or otherwise.

                  "Airplane Use and Reimbursement Agreement" means the Airplane Use and Reimbursement Agreement, in the form of Exhibit Q attached hereto, between the Company and Bernard L. Schwartz.

                  "Amended and Restated Credit Agreement" means the Amended and Restated Credit Agreement, dated as of December 20, 2002, among Aircraft Braking Systems Corporation, Engineered Fabrics Corporation and the other parties thereto.

                  "Ancillary Agreements" means the Indemnity Escrow Agreement, the Noncompetition Agreement, the Airplane Use and Reimbursement Agreement, each of the Employment Agreements, the Custody Agreement, any Joinder Agreement, each of the Option Termination Agreements, the Defeasance Costs Tax Note and the Aurora Guaranty.

                  "Antitrust Division" has the meaning set forth in Section 6.4.

                  "AOEP" has the meaning set forth in the recitals to this Agreement.

                  "Applicable Law" means any foreign, federal, state or local statute, law, ordinance, regulation, order, writ, injunction, directive, judgment or decree applicable to the parties hereto, or any of their respective Affiliates, properties or assets, as the case may be.

                  "Applicable Limitation Date" has the meaning set forth in
Section 9.1.

                  "Applicable Indenture" has the meaning set forth in Section 6.11(d).

                  "Assets" has the meaning set forth in Section 3.22.

                  "Aurora Guarantee" has the meaning set forth in the recitals to this Agreement.

                  "Aurora Partnerships" has the meaning set forth in the recitals to this Agreement.

                  "Benefit Plans" has the meaning set forth in 3.15(a).

                  "Bid" means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a contract with the U. S. Government or any other Person, including a prime contractor or a higher tier subcontractor to the U. S. Government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

                  "Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the State of New York are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

                  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

                  "Cash Purchase Price" has the meaning set forth in Section
2.1.

                  "Change of Control" means (a) the Initial Purchaser Equityholders shall cease to collectively beneficially own and control at least 51%, on a fully diluted basis, of the outstanding Capital Stock of the Purchaser entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of the Purchaser (which term shall, for purposes of this definition, include the survivor of any merger or consolidation of the Purchaser with or into any one or more of the Company, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation), unless the Initial Purchaser Equityholders collectively beneficially own and control (i) at least 35%, on a fully diluted basis, of the outstanding Capital Stock of the Purchaser entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of the Purchaser and (ii) on a fully diluted basis, more of the outstanding Capital Stock of the Purchaser entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors (or similar governing body) of the Purchaser than any other Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act); (b) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Initial Purchaser Equityholders collectively shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Purchaser; (c) the Purchaser shall cease to beneficially own and control 100% on a fully diluted basis of the Capital Stock of the Company, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation (other than by reason of any merger or mergers or consolidation or consolidations of any of the Purchaser, the Company, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation into one or more of the others);
(d) the Purchaser shall sell all or substantially all of the assets of the Purchaser, the Company, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation, whether in one transaction or a series of related transactions; or (e) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Purchaser cease to be occupied by Persons who either (a) were members of the board of directors of the Purchaser on the Closing Date or (b) were nominated for election by the board of directors of the Purchaser, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

                  "Change of Control Date" means the date as of which a Change of Control shall occur.

                  "Closing" has the meaning set forth in Section 2.2(a).

                  "Closing Date" has the meaning set forth in Section 2.2(a).

                  "Closing Date Cash Balance" means the sum of all cash and cash equivalents as defined by GAAP held by the Company and its Subsidiaries as of the close of business, New York, New York time, one Business Day prior to the Closing Date.

                  "Closing Date Cash Purchase Price" means the Cash Purchase Price minus the Indemnity Escrow Fund.

                  "Closing Date Indebtedness" means, as of the close of business, New York, New York time, one Business Day prior to the Closing Date, the aggregate amount of the principal of, and any accrued but unpaid interest on, the Indebtedness of the Company and its Subsidiaries outstanding under the 9 1/4% Notes, the 9 5/8% Notes and the Loans (as defined in the Amended and Restated Credit Agreement).

                  "COBRA" has the meaning set forth in Section 3.15.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any citation to a provision of the Code includes a citation to any successor provision.

                  "Common Indemnification Claims" has the meaning set forth in
Section 9.11(a).

                  "Common Stock" has the meaning set forth in the recitals to this Agreement.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company Indemnified Party" and "Company Indemnified Parties" have the meanings set forth in Section 6.8(a).

                  "Company Reports" has the meaning set forth in Section 3.7.

                  "Company Transaction Expenses" means any fees, costs and expenses incurred by the Company or any of its Subsidiaries, or by the Company or any of its Subsidiaries on behalf of any Securityholder, in each case relating to the Subject Transactions or the proposed sale of the Company as a result of commitments made prior to the Closing (whether incurred prior to or after the date hereof), including fees and disbursements of counsel, financial advisors, consultants, accountants, actuaries and other advisors plus any special, closing or sale bonuses (exclusive of any bonuses paid in the ordinary course of business, consistent with past practice, under established Benefit Plans or written employment agreements), if any, payable at any time by the Company or any of its Subsidiaries in connection with or as a result of the consummation of the Subject Transactions, including, without limitation, any such amounts payable pursuant to the agreements listed on Exhibit I attached hereto or any other agreement, arrangement or understanding between the Company and its Subsidiaries, on the one hand, and any Affiliates of the Company and its Subsidiaries, on the other hand; provided, however, that no Defeasance Costs shall constitute Company Transaction Expenses. Without limiting the generality of the foregoing, the Company Transaction Expenses shall include, and the Company shall reimburse or pay directly, all such fees, costs and expenses of any of the Significant Stockholders incurred on or before the Closing Date to the extent provided in Section 6.6.

                  "Computer Software" means all computer software and databases, except commercially available software, used in or reasonably necessary for the conduct of the business of the Company and its Subsidiaries.

                  "Confidentiality Agreement" means that certain confidentiality agreement, dated November 14, 2003, by and between the Company and Aurora Capital Group.

                  "Consent Date" has the meaning set forth in Section 6.11(b).

                  "Consent Payment(s)" has the meaning set forth in Section 6.11(b)

                  "Contracts" means agreements, contracts and commitments of the following types, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (but expressly excluding the Real Property Leases): (a) any mortgage, indenture, loan or credit agreement, security agreement, guarantee or other agreement or instrument relating to any Indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) (other than intercompany loans and vehicle financing contracts entered into in the ordinary course of business),
(b) any collective bargaining agreement, (c) any agreement with any Person containing any provision or covenant currently or hereafter in effect (i) limiting the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person, (B) engage in any line of business, or (C) compete with or obtain products or services from any Person or
(ii) limiting the ability of any Person to compete with or to provide products or services to the Company or any of its Subsidiaries, in the case of clauses
(i) and (ii), except for confidentiality or marketing and distribution agreements pursuant to which the Company or any of its Subsidiaries agreed that it will not use information provided to, or provided by, the Company or any of its Subsidiaries, (d) all outstanding written proxies, powers of attorney or similar delegations of authority of the Company or any of its Subsidiaries (other than those that are immaterial), (e) all agreements with any present individual officer, director, employee, consultant or other similar representative of the Company or any of its Subsidiaries or former individual officer, director, employee, consultant or similar representative thereof (including for employment or relating to loans), other than any of the foregoing that are terminable without liability at the option of the Company or its relevant Subsidiary on written notice of ninety (90) days or less, (f) any other agreement, contract or commitment which, in any case, requires payment or incurrence of Liabilities, or the rendering of services, by the Company or any Subsidiary, subsequent to the date of this Agreement of more than Two Hundred Fifty Thousand Dollars ($250,000) annually other than purchase orders with customers and vendors entered into in the ordinary course of business, (g) all material license, sale, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services, (h) all material acquisition, partnership, joint venture, teaming arrangements or other similar contracts, arrangements or agreements currently in effect, (i) all leases or subleases by the Company or any of its Subsidiaries, as landlord or sublandlord of the Leased Real Property or Owned Real Property, (j) all material licenses or other agreements relating to the use of Intellectual Property, and (k) all other existing agreements not otherwise covered by clauses (a) through (j) that are material to the conduct of the business of the Company or any of its Subsidiaries or the loss of which would result in a Material Adverse Effect.

                  "Custodian" has the meaning set forth in Section 6.10.

                  "Custody Agreement" has the meaning set forth in Section 6.10.

                  "Debt Financing Documents" has the meaning set forth in
Section 5.7.

                  "Deductible" has the meaning set forth in Section 9.3(b).

                  "Defeasance Costs" means any prepayment, redemption or defeasance costs or penalties associated with the redemption, repurchase or defeasance of the Closing Date Indebtedness incurred on or before the Closing Date, whether the same is incurred by the Company or any Subsidiary thereof or the Purchaser, including without limitation, (a) the amount by which the Tender Offer Consideration for any 9 1/4% Note or any 9 5/8% Note, as applicable, tendered pursuant to the relevant Tender Offer is greater than the principal of, and accrued interest on, such 9 1/4% Note or 9 5/8% Note on the Closing Date,
(b) all Consent Payments that may be payable pursuant to the Tender Offers, (c) all fees and expenses of Persons providing services to the Company in respect of the Tender Offers, the Proposed Amendments and the Note Defeasances, including the Company's legal counsel, financial advisors, dealer managers, information agents and accountants; (d) the printing and mailing costs in respect of the Tender Offers, the Proposed Amendments and the Note Defeasances, and (e) fees and expenses of the relevant trustees and their legal counsel under the indentures for the 9 1/4% Notes or the 9 5/8% Notes, as applicable; provided, however, that Defeasance Costs shall not include the principal of, or interest accrued on, the 9 1/4% Notes or the 9 5/8% Notes on the Closing Date or any costs incurred as a result of a misrepresentation or breach by the Purchaser of any provision of this Agreement. Defeasance Costs shall also include the amount by which the amount necessary to covenant defease all 9 1/4% Notes and 9 5/8% Notes not purchased pursuant to the Tender Offers in accordance with the applicable provisions of the respective indentures governing the 9 1/4% Notes and the 9 5/8% Notes is greater than the principal of, and interest accrued through the Closing Date on, the 9 1/4% Notes and the 9 5/8% Notes not purchased pursuant to the Tender Offers on the Closing Date; provided, that in calculating such costs it shall be assumed that the 9 1/4% Notes and the 9 5/8% Notes are redeemed on the earliest dates following the Closing Date on which they may be redeemed pursuant to their respective indentures.

                  "Defeasance Costs Tax Note" shall mean an unsecured promissory note, substantially in the form attached hereto as Exhibit P, issued on the Closing Date by the Purchaser to the Representatives for the benefit of the Stockholders, with the following terms:

(i) a maturity date of six (6) months from the Closing Date, (ii) interest to accrue from the Closing Date to the date of payment at a rate equal to the Prime Rate, and (iii) a principal amount equal to (A) 35.0% of the Defeasance Costs minus (B) the product of (1) $23,832 multiplied by (2) the number of days from and including October 1, 2004 through and including the Closing Date.

                  "Determination Date" has the meaning set forth in Section 2.3(f).

                  "Disputed Item" has the meaning set forth in Section 2.3(c).

                  "Employment Agreements" means, collectively, the Employment Agreements, in substantially the forms attached hereto as Exhibit E.

                  "Encumbrance" means any lien, encumbrance, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, security interest, charge, mortgage, option, pledge or restriction on transfer (except for restrictions arising under the HSR Act or other antitrust or competition laws applicable to the Subject Transactions and except, in the case of shares of Common Stock, for restrictions arising under applicable securities laws) except for (a) liens or other imperfections of title that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company or its Subsidiaries as it is being conducted on the date of this Agreement; (b) liens and encumbrances for taxes, assessments or other government charges not yet due or payable; (c) zoning, building or other similar government restrictions that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company or its Subsidiaries as it is being conducted on the date of this Agreement; (d) easements, covenants, rights of way or other similar restrictions with respect to real property which do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company or its Subsidiaries as it is being conducted on the date of this Agreement; and (e) mechanics', materialmen's and other encumbrances which arise or have arisen in the ordinary course of business.

                  "Environmental Laws" means all Applicable Laws, which relate to: (a) protection of the environment; (b) the Management, Release, Remediation or exposure of Persons to Hazardous Substances; or (c) occupational health and safety, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.
Section 6901 et seq.; the Clean Water Act, 22 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.6901, et seq.

                  "Environmental Liabilities" means any Losses arising under any Environmental Laws.

                  "Equity Financing Documents" has the meaning set forth in
Section 5.7.

                  "Equity Investment" has the meaning set forth in Section 5.7.

                  "Equity Value" means, as of a Change of Control Date, the sum of:

                  (a) the aggregate Fair Market Value of all amounts of cash, securities or other property received by the stockholders of the Purchaser in their capacities as such in connection with such Change of Control (including any such cash, securities or other property received from the Purchaser) and to the extent that any one or more of the stockholders of the Purchaser immediately prior to such Change of Control remain as a stockholder of the Purchaser immediately following such Change of Control, the Fair Market Value of all Capital Stock of the Purchaser (such Fair Market Value to be determined immediately after giving effect to such Change of Control) that is held by such continuing stockholders both immediately before and immediately after giving effect to such Change of Control; plus

                  (b) the sum of the Aggregate Purchaser Stockholder Distributions during the period commencing on the Closing Date and ending on such Change of Control Date;

provided, however, in no event shall Equity Value be reduced by any fees paid by the Purchaser, the Company or any of their respective Subsidiaries to any Affiliate of the Purchaser (other than the Company or a wholly-owned Subsidiary of the Company) in connection with such Change of Control.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has the meaning set forth in Section 3.15.

                  "Exchange Act" has the meaning set forth in Section 3.7.

                  "Fair Market Value" means:

                  (a) in so far as the same relates to cash or cash equivalents, the amount of such cash and cash equivalents as converted into United States dollars utilizing the generally prevailing exchange rate as in effect on the relevant Change of Control Date as reported in the Western Edition of the Wall Street Journal;

                  (b) in so far as the same consists of securities of a corporation or other entity:

                           (i) if such securities or other securities of the same class of such corporation or other entity are traded on a securities exchange, the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) trading days prior to such Change of Control Date;

                           (ii) if such securities or other securities of the same class of such corporation or other entity are actively traded over-the-counter, the average of the closing bid or sales prices as applicable over the thirty (30) day period ending three (3) trading days prior to such Change of Control Date; and

                           (iii) if there is no active public market for such securities or other securities of the same class of such corporation or other entity, the value thereof on such Change of Control Date as determined in accordance with the procedures set forth in Section 2.3; and

                  (c) in so far as the same consists of property other than cash or cash equivalents or securities of a corporation or other entity, the value thereof on such Change of Control Date as determined in accordance with the procedures set forth in Section 2.3.

                  "Finance Parties" means the parties, other than the Purchaser or any Affiliate of the Purchaser, to the Debt Financing Documents and the Equity Financing Documents.

                  "Financial Statements" has the meaning set forth in Section
3.7.

                  "Financing" has the meaning set forth in Section 5.7.

                  "Financing Documents" has the meaning set forth in Section
5.7.

                  "First Choice" has the meaning set forth in Section 2.3(d).

                  "FTC" has the meaning set forth in Section 6.4.

                  "Fully Diluted Share Number" means the sum of (a) the number of shares of Common Stock outstanding at the time of the Closing and (b) the number of shares of Common Stock issuable upon the exercise of all Options outstanding (whether or not then exercisable) at the time of the Closing (before giving effect to the termination thereof in accordance of the relevant Option Termination Agreement).

                  "Final Calculation" has the meaning set forth in Section
2.3(f).

                  "Fundamental Representations and Warranties" has the meaning set forth in Section 9.1.

                  "GAAP" means United States generally accepted accounting principles consistently applied.

                  "Goodyear" has the meaning set forth in Section 9.10(a).

                  "Government Entity" means any federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar governmental entity (including any branch, department, agency or political subdivision thereof) or any self-regulating body of similar standing.

                  "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind relating to the business of the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and (a) the U. S. Government, (b) any prime contractor to the U. S. Government or (c) any subcontractor with respect to any contract described in clause (a) or (b).

                  "Hazardous Substance" means any substance or material: (a) that is defined as a "pollutant," "contaminant," "solid waste," "hazardous waste," "hazardous material" or "hazardous substance" under any Environmental Law; (b) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (c) without limiting the foregoing, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations (contingent or otherwise) of such Person for the deferred purchase price of assets, property or services other than trade payables incurred in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, in each case together with all accrued interest and accrued fees thereon.

                  "Indemnified Party" has the meaning set forth in Section
9.6(a).

                  "Indemnifying Party" has the meaning set forth in Section 9.6(a).

                  "Indemnity Escrow Agent" means the escrow agent acting from time to time under the Indemnity Escrow Agreement.

                  "Indemnity Escrow Agreement" means the Escrow Agreement, in substantially the form attached hereto as Exhibit C, to be executed by the Significant Stockholders, the Purchaser, the Representatives and the Indemnity Escrow Agent.

                  "Indemnity Escrow Fund" has the meaning set forth in Section 2.2(e)(i).

                  "Initial Purchaser Equityholders" means those Persons who beneficially own and control Capital Stock of the Purchaser on the Closing Date and their Affiliates.

                  "Initial Purchaser Stockholder Investment" means the sum of the Fair Market Value of any capital invested in the Purchaser by any Person for Capital Stock of the Purchaser on or before the Closing Date (including the Fair Market Value of any indebtedness exchanged for or converted into such Capital Stock).

                  "Intellectual Property" means all trademarks and service marks, patents, patent applications, registered copyrights and copyright applications, trade secrets, designs, processes, inventions and invention disclosures (whether patentable or unpatentable), technology, know-how, Internet domain names and Computer Software owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses.

                  "Key Employee" has the meaning set forth in Section 6.7.

                  "Knowledge" shall be interpreted for the purposes of this Agreement as follows: (a) a matter will be deemed to be within the "Knowledge of the Company" if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known to any of the Persons identified in Part I of Exhibit B attached hereto after reasonable inquiry; and (b) a matter will be deemed to be within the "Knowledge of the Purchaser" if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known to any of the Persons identified in Part II of Exhibit B attached hereto after reasonable inquiry.

                  "Leased Real Property" has the meaning set forth in Section 3.17.

                  "Lehman Stockholders" means Lehman Brothers Merchant Banking Portfolio Partnership L.P., Lehman Brothers Offshore Investment Partnership L.P., Lehman Brothers Offshore Investment Partnership - Japan L.P. and Lehman Brothers Capital Partners II, L.P.

                  "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person in accordance with GAAP or is disclosed on any schedule to this Agreement.

                  "Liable Third Party" has the meaning set forth in Section 9.10(b).

                  "LMC" has the meaning set forth in Section 9.10(a).

                  "Losses" has the meaning set forth in Section 9.2(a).

                  "Management" means with respect to any Hazardous Substance, the use, possession, processing, manufacturing, generation, treatment, storage, recycling, transportation or disposal of such Hazardous Substance.

                  "Material Adverse Effect" means any circumstance, change in or effect on the Company or any of its Subsidiaries that, individually or in the aggregate with all other circumstances, changes in or effects on the Company or any of its Subsidiaries, is materially adverse to the business, operations, assets or Liabilities, results of operations or the financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that any such adverse effect from and after the date hereof shall not be considered a Material Adverse Effect unless such effect is unrelated to, and not caused by, the execution of this Agreement, the Subject Transactions or the announcement of this Agreement or the Subject Transactions. The following, to the extent occurring after the date hereof and not affecting the ability of any of the Stockholders to transfer their Common Stock to the Purchaser on the Closing Date free and clear of any Encumbrance, shall not be considered in any determination as to whether a Material Adverse Effect has occurred or may occur: (a) the effects of changes that are generally applicable to (i) one or more of the industries in which the Company and its Subsidiaries operate, or (ii) general economic, political or market conditions including (X) changes after the date of this Agreement in any Applicable Law or in the interpretation of any Applicable Law by any Government Entity, (Y) changes in GAAP and (Z) changes in the markets for equity or debt securities; (b) any facts or circumstances solely relating to the Purchaser; and (c) acts of terrorism or the effects of any force majeure event, in either such case not resulting in material physical damage to any premises occupied by the Company or any of its Subsidiaries.

                  "Multiemployer Plan" has the meaning set forth in Section
3.15.

                  "9 1/4% Notes" means the Company's outstanding 9 1/4% Senior Subordinated Notes due 2007.

                  "9 1/4% Notes Tender Offer" has the meaning set forth in
Section 6.11(a).

                  "9 5/8% Notes" means the Company's outstanding 9 5/8% Senior Subordinated Notes due 2010.

                  "9 5/8% Notes Tender Offer" has the meaning set forth in
Section 6.11(a).

                  "Noncompetition Agreement" means the Noncompetition Agreement, in the form of Exhibit J attached hereto, with Bernard L. Schwartz.

                  "Noteholders" has the meaning set forth in Section 6.11(c).

                  "Note Defeasance" has the meaning set forth in Section
6.11(f).

                  "Notes Consents" has the meaning set forth in Section 6.11(b).

                  "Notes" means collectively the 9 5/8% Notes and the 9 1/4% Notes.

                  "Notes Consent Condition" shall mean, with respect to either series of Notes, that the holders of at least a majority in aggregate principal amount of such Notes entitled to vote on the Proposed Amendments applicable to such series of Notes shall have validly consented in writing to the Proposed Amendments.

                  "Notes Satisfaction Condition" means, contemporaneously with the Closing:

                  (a) the Company shall have accepted for purchase all outstanding 9 5/8% Notes and 9 1/4% Notes that have been validly tendered and not validly withdrawn pursuant to the Tender Offers; and

                  (b) with respect to each series of Notes either:

                           (i) the Notes Consent Condition shall have been satisfied with respect to the Tender Offer applicable to such series of Notes and (ii) the Company and the trustee under the Applicable Indenture shall have executed and delivered a Supplemental Indenture with respect to such Applicable Indenture and such Supplemental Indenture shall be in full force and effect and shall become operative contemporaneously with the Closing; or

                           (ii) if the Notes Consent Condition has not been satisfied with respect to the Tender Offer applicable to such series of Notes, the Company shall have (A) irrevocably deposited with the applicable trustee the amount required to satisfy the applicable "covenant defeasance" condition of such series of Notes, after giving effect to the Company's purchase of such Notes as have been validly tendered and not withdrawn pursuant to the Tender Offer applicable to such series of Notes and (B) complied with all other conditions to a "covenant defeasance" that are capable of being satisfied by the Closing Date.

                  "Objection" has the meaning set forth in Section 2.3(c).

                  "Objection Date" has the meaning set forth in Section 2.3(c).

                  "Offer to Purchase" means, with respect to each series of Notes, the Offer to Purchase and Consent Solicitation Statement prepared by the Company.

                  "Option" and "Options" have the meanings set forth in Section 2.1.

                  "Optionholders" means the individuals set forth on Schedule 3.2(b) but shall exclude any such individual who has agreed to be bound by this Agreement as a Stockholder pursuant to the execution of a joinder agreement in accordance with Section 6.9.

                  "Option Plans" has the meaning set forth in Section 2.1.

                  "Option Termination Agreements" means the option termination agreements in substantially the form attached hereto as Exhibit M.

                  "Owned Real Property" has the meaning set forth in Section
3.17.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereof.

                  "Pension Plan" has the meaning set forth in Section 3.15.

                  "Per Share Cash Purchase Price" has the meaning set forth in
Section 2.1.

                  "Permits" has the meaning set forth in Section 3.10.

                  "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity of any kind or nature.

                  "Prime Rate" means the "Prime Rate" as listed in The Wall Street Journal on the Closing Date.

                  "Proposed Amendments" has the meaning set forth in Section 6.11(b).

                  "Proposed Calculation" has the meaning set forth in Section 2.3(b).

                  "Pro Rata Portion" means, with respect to any Significant Stockholder, the percentage set forth after such Significant Stockholder's name on Exhibit O attached hereto.

                  "Purchaser" has the meaning set forth in the preamble to this Agreement.

                  "Purchaser Indemnified Parties" has the meaning set forth in
Section 9.2(a).

                  "Purchaser Indemnifiable Matter" means any matter with respect to which it is finally determined that any Purchaser Indemnified Party is entitled to indemnification by the Significant Stockholders or the Stockholders pursuant to Article IX hereof, or would otherwise be entitled to such indemnification but for the application of the Significant Stockholders' Cap, the Deductible and/or the survival periods set forth in Section 9.1 hereof.

                  "Purchaser Indemnitors" has the meaning set forth in Section 9.4.

                  "Purchaser Material Adverse Effect" means a material adverse effect on the Purchaser's ability to consummate the Subject Transactions or to perform its obligations under this Agreement or any of the Ancillary Agreements.

                  "Purchaser Tax Group" has the meaning set forth in Section
6.13.

                  "Purchaser Transaction Expenses" means any fees, costs and expenses incurred by the Purchaser relating to the Subject Transactions (whether incurred prior to or after the date hereof), including fees and disbursements of counsel, financial advisors, consultants, accountants, actuaries and other advisors, including the filing fees in connection with the notifications and filings by any of the parties hereto made pursuant to Section 6.4(a), but shall not include any Defeasance Costs or Transfer Taxes.

                  "Purchaser's Cap" has the meaning set forth in Section 9.5(a).

                  "Real Property" has the meaning set forth in Section 3.17.

                  "Real Property Leases" has the meaning set forth in Section 3.17.

                  "Related Party" has the meaning set forth in Section 3.18.

                  "Release" when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsection (A) of 42 U.S.C. 9601(22).

                  "Remediation" means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. Section 9601; or (b) any "corrective action" as that term has been construed by Governmental Entities having jurisdiction over the Company and its Subsidiaries pursuant to 42 U.S.C.
Section 6924.

                  "Representatives" has the meaning set forth in Section
9.11(a).

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" has the meaning set forth in Section 3.7.

                  "Securityholder" means any Stockholder and any Optionholder.

                  "Securityholder Parties" has the meaning set forth in Section 9.4.

                  "Significant Stockholders" means Bernard L. Schwartz, The Bernard L. Schwartz 2004 Grantor Retained Annuity Trust No. 2, Lehman Brothers Merchant Banking Portfolio Partnership L.P., Lehman Brothers Offshore Investment Partnership L.P., Lehman Brothers Offshore Investment Partnership -- Japan L.P. and Lehman Brothers Capital Partners II, L.P.

                  "Significant Stockholders' Cap" means (a) with respect to claims made on or prior to the 18-month anniversary of the Closing Date, Thirty Million Dollars ($30,000,000) and (b) with respect to claims made thereafter, Twenty Million Dollars ($20,000,000) less the excess, if any, of (i) the aggregate amount of payments made by the Significant Stockholders with respect to indemnification claims made pursuant to Section 9.2(a) (but excluding payments made with respect to Losses resulting from breaches of any Fundamental Representations and Warranties) through the 18-month anniversary date over (ii) Ten Million Dollars ($10,000,000).

                  "Stockholders" has the meaning set forth in the preamble to this Agreement and shall include any Optionholder who has agreed to be bound by this Agreement as a Stockholder pursuant to the execution of a joinder agreement in accordance with Section 6.9, but shall not include any other Optionholder.

                  "Straddle Period" means any taxable year or period for any taxable year or period that commences before and ends after the Closing Date.

                  "Subject Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements (exclusive of the equity financing and the debt financing of the transactions contemplated by this Agreement and the Ancillary Agreements).

                  "Subsidiary" means any corporation, limited liability company, partnership or other entity as to which the Company owns, directly or indirectly, at least 50% of the stock, membership interests, partnership interests or other equity interests.

                  "Supplemental Indenture" has the meaning set forth in Section 6.11(d).

                  "Tax Return" means any return, report, claim for refund, information return or other document (including any schedule attached thereto) filed, or required to be filed, in connection with the assessment or collection of any Taxes.

                  "Tax" (or "Taxes" as the context may require) means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, escheat, unclaimed property, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount with respect thereto imposed by any Taxing Authority.

                  "Taxing Authority" means any agency or political subdivision of any foreign, federal, state, local or municipal Government Entity with the authority to impose any Tax.

                  "Tax Refund/Reduction" has the meaning set forth in Section 6.13.

                  "Tender Offer Consideration" has the meaning set forth in
Section 6.11(a).

                  "Tender Offer Documents" has the meaning set forth in Section 6.11(c).

                  "Tender Offers" has the meaning set forth in Section 6.11(a).

                  "Third Party Claim" has the meaning set forth in Section
9.6(a).

                  "Transfer Taxes" means all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Subject Transactions; provided, however, that Transfer Taxes shall not include any recordation or other similar Taxes that result solely from the financing of the Subject Transactions by the Purchaser or any Affiliate of the Purchaser.

                  "U.S. Government" means any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities.

                                   ARTICLE II.

                                 SALE OF SHARES

                  SECTION 2.1. PURCHASE AND SALE OF THE COMMON STOCK.

                  (a) The Purchaser and the Stockholders hereby severally agree that at the Closing (as defined below), upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, (i) each of the Stockholders shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Stockholders, all shares of Common Stock owned by such Stockholder and (ii) each outstanding option to purchase shares of Common Stock (each, an "Option", and collectively, the "Options") granted under any of the Company's stock option plans, each as amended (collectively, the "Option Plans"), whether or not vested or exercisable, shall be cancelled and converted into the right to receive the consideration set forth herein. The aggregate "Cash Purchase Price" shall be equal to (A) One Billion Sixty Million Dollars ($1,060,000,000), (B) plus the Closing Date Cash Balance, (C) minus the Closing Date Indebtedness, (D) minus the sum of all Defeasance Costs and Transfer Taxes that have not been paid prior to the determination of the Closing Date Cash Balance, (E) plus the aggregate amount payable to the Company upon the exercise of all Options outstanding (whether or not then exercisable) at the time of the Closing (before giving effect to the termination thereof in accordance of the relevant Option Termination Agreement) and (F) minus the amount of any Company Transaction Expenses that have not been paid prior to the determination of the Closing Date Cash Balance. The aggregate consideration hereunder shall be the sum of the Cash Purchase Price and the Defeasance Costs Tax Note. The individual allocations of the Cash Purchase Price amongst the Stockholders and Optionholders is set forth in Sections 2.1(c) and (d) hereof. The obligations of the Stockholders hereunder are several obligations; provided, however, that the Purchaser shall have no obligation to consummate the Subject Transactions unless all of the shares of Common Stock to be sold by the Stockholders are transferred and delivered to the Purchaser on the Closing Date and each Option that is outstanding on the Closing Date is cancelled and terminated pursuant to an Option Termination Agreement duly executed and delivered to the Purchaser by the holder thereof.

                  (b) Immediately after the close of business, New York, New York time, one (1) Business Day prior to the Closing Date, the Company and the Purchaser will prepare a schedule of (i) the Closing Date Cash Balance, (ii) the Closing Date Indebtedness, (iii) a reasonably detailed reconciliation of all Defeasance Costs (as the same shall exist on the Closing Date after giving effect to the consummation of the Tender Offers and/or any required "covenant defeasance" of the 9 5/8% Notes or the 9 1/4% Notes, as applicable), (iv) the aggregate amount payable to the Company upon the exercise of all Options that remain outstanding as of such time (whether or not then exercisable), (v) a detailed reconciliation of all Transfer Taxes, and (vi) a reasonably detailed reconciliation of all Company Transaction Costs that have not been paid prior to the determination of the Closing Date Cash Balance (including any Company Transaction Expenses that will become payable on the Closing Date). The Company shall provide the Purchaser with such documents, certificates and other information and evidence as the Purchaser may reasonably request for purposes of determining and preparing the same.

                  (c) Upon the surrender by a Stockholder of all of such Stockholder's certificates representing shares of Common Stock at or any time after the Closing, such Stockholder will be entitled to receive, in accordance with the terms and conditions of this Agreement, in exchange for each share of Common Stock surrendered by such Stockholder, an amount (without interest) equal to (i) the Cash Purchase Price divided by (ii) the Fully Diluted Share Number (the "Per Share Cash Purchase Price"); provided, however, that the amount to be paid to each Significant Stockholder shall be reduced by an amount equal to such Significant Stockholder's Pro Rata Portion of the amount being deposited in the Indemnity Escrow Fund.

                  (d) Upon the execution and delivery by an Optionholder to the Purchaser at or any time after the Closing of an Option Termination Agreement and any agreements pertaining to the Options held by such Optionholder, such Optionholder shall be entitled to receive, in accordance with the terms and conditions of this Agreement, in exchange for the cancellation of each Option held by such Optionholder (whether or not then exercisable) an amount (without interest) equal to the product of (i) the number of shares of Common Stock subject to such Option multiplied by (ii) the amount, if any, by which the Per Share Cash Purchase Price exceeds the exercise price of the Common Stock subject to such Option. All payments in respect of the cancellation of Options, whether payable at or after Closing, shall be net of applicable withholding Taxes.

                  SECTION 2.2. CLOSING.

                  (a) The closing of the purchase and sale of the shares of Common Stock and the other transactions contemplated hereby (the "Closing") shall be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m. eastern standard time on the fifth Business Day following the satisfaction or waiver of all of the conditions set forth in Sections 7.3 and 8.3 upon notice by either party of such satisfaction or waiver; provided, however, that (i) the Closing may occur on such other date or at such other time and place as the parties may mutually agree in writing and (ii) the Closing shall not occur prior to the 45th day after the date hereof. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

                  (b) At the Closing, each Stockholder shall:

                           (i) deliver, or cause the Custodian to deliver, to the Purchaser stock certificate(s) with appropriate transfer stamps, if any, affixed thereto, representing the shares of Common Stock owned by such Stockholder with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer; and

                           (ii) deliver all other documents required to be delivered by such Stockholder on or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement to which such Stockholder is or is required to be a party pursuant to the terms of this Agreement.

                  (c) At the Closing, each Optionholder shall:

                           (i) deliver, or cause the Custodian to deliver, to the Purchaser an Option Termination Agreement and any agreements pertaining to the Options held by such Optionholder; and

                           (ii) deliver all other documents required to be delivered by such Optionholder on or prior to the Closing Date pursuant to this Agreement or such Option Termination Agreement or any Ancillary Agreement to which such Optionholder is or is required to be a party pursuant to the terms of this Agreement.

                  (d) At the Closing, the Company shall deliver to the Purchaser all documents required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or any of the Ancillary Agreements.

                  (e) At the Closing, the Purchaser shall:

                           (i) deposit with the Indemnity Escrow Agent the sum of Thirty Million Dollars ($30,000,000) (the "Indemnity Escrow Fund") to be released in accordance with the provisions of Article IX hereof and the Indemnity Escrow Agreement;

                           (ii) deliver to each of the Stockholders the amount to be paid to such Stockholder as determined in accordance with Section 2.1(c), but in each such case subject to the satisfaction of the conditions specified therein; provided, however, that the amount to be paid to each Significant Stockholder shall be reduced by an amount equal to such Significant Stockholder's Pro Rata Portion of the Indemnity Escrow Fund;

                           (iii) deliver to each of the Optionholders the amount to be paid to such Optionholder as determined in accordance with
         Section 2.1(d), but in each such case subject to the satisfaction of the conditions specified therein; and

                           (iv) deliver all other documents, including without limitation the Defeasance Cost Tax Note, required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement to which the Purchaser is or is required to be a party pursuant to the terms of this Agreement.

                  (f) All payments to be made by the Purchaser pursuant to
Section 2.2(e)(ii) and (iii) shall be made by wire transfer of immediately available funds to such bank account or bank accounts as designated by each Stockholder or Optionholder at least three (3) Business Days prior to the Closing Date.

                  SECTION 2.3. SUBSEQUENT CHANGE OF CONTROL.

                  (a) The Purchaser agrees that if a Change of Control shall occur within nine (9) months after the Closing Date, the Purchaser will pay, within ten (10) Business Days after the Determination Date, to each Stockholder and Optionholder with respect to the first such Change of Control an amount in cash (the aggregate of which shall be considered to be additions to the Cash Purchase Price) equal to:

                           (i) the quotient that results when (i) the number of shares of Common Stock surrendered by such Stockholder to the Purchaser pursuant hereto or the number of shares of Common Stock subject to the Options held by such Optionholder that are cancelled pursuant hereto, as applicable, is divided by (ii) the Fully Diluted Share Number, is multiplied by

                           (ii) twenty percent (20%) of the amount, if any, by which (A) the Equity Value on such Change of Control Date is greater than (B) the sum of (1) the Initial Purchaser Stockholder Investments made on or prior to the Closing Date, plus (2) the amount of Additional Purchaser Stockholder Investments made from the Closing Date through such Change of Control Date, plus (3) the aggregate of the amounts, calculated like interest calculated utilizing an annual rate of interest equal to twenty percent (20%) on the daily amount, for each day occurring during the period from the Closing Date through such Change of Control Date, by which the sum of the amounts specified in clauses (1) and (2) above as of such date is greater than the Aggregate Purchaser Stockholder Distributions through such date.

                  (b) Not later than fifteen (15) days after the occurrence of the first Change of Control Date, the Purchaser shall deliver to the Representatives a calculation (the "Proposed Calculation") setting forth in reasonable detail a calculation of the amount of the payments to be made to the Stockholders and Optionholders pursuant to Section 2.3(a). Such statement shall be accompanied by the Purchaser's most recent audited or unaudited financial statements for the most recent period ended prior to or coinciding with such Change of Control Date unless such financial statements are not relevant to the determination of the amounts payable by the Purchaser under Section 2.3(a).

                  (c) The Representatives shall have thirty (30) days from the date of their receipt of the Proposed Calculation to review the same. Upon expiration of such thirty (30) day period, the Representatives shall be deemed to have accepted on behalf of all such Stockholders and Optionholders, and all such Stockholders and Optionholders shall be bound by, the Proposed Calculation and the Purchaser's calculation of the amounts due to the Stockholders and Optionholders pursuant to Section 2.3(a) with respect to such Change of Control, as applicable, unless the Purchaser has been advised in writing prior to the expiration of such thirty (30) day period by the Representatives of their disagreement with the Proposed Calculation (an "Objection"), specifying each of the disputed items and setting forth in reasonable detail the basis for each such dispute (each, a "Disputed Item"). The Purchaser shall have twenty (20) days from the date on which it receives the Objection (the "Objection Date") to review and respond to such Objection. If the Purchaser and the Representatives are able to negotiate a mutually agreeable resolution to each Disputed Item, and sign a certificate to that effect, then the Proposed Calculation, as adjusted to reflect such agreement, shall be deemed final and binding for purposes of this Agreement. The Purchaser shall grant the Representatives access at reasonable times and places to all books, records and employees of the Purchaser reasonably requested by the Representatives in connection with (i) the Representatives' review of the Proposed Calculation and (ii) the preparation of any Objection.

                  (d) If the Purchaser and the Representatives are not able to resolve all of their disagreements with respect to the Disputed Items within thirty (30) days after the Objection Date, then the Disputed Items shall be referred for final determination to the Accounting Referee (as defined below) to make a final and non-appealable binding determination as to such Disputed Items. The "Accounting Referee" shall be PricewaterhouseCoopers (the "First Choice"). If the First Choice notifies the parties that it is not available, the Accounting Referee shall be such other independent accounting firm of national reputation selected by the mutual agreement of the Purchaser and the Representatives within ten (10) days of such notice of unavailability. If the Purchaser and the Representatives cannot agree on an Accounting Referee within such ten (10) day period, the parties (or either of them) shall request that it shall be chosen by the First Choice and shall be a nationally recognized firm. The Accounting Referee shall be directed to make a determination in accordance with Section 2.3(e) below of the Disputed Items promptly, but no later than thirty (30) days, after acceptance of its appointment. The Purchaser and the Representatives shall make readily available to the Accounting Referee all relevant books, records and employees of the Purchaser relating to the Proposed Calculation and all other items reasonably requested by the Accounting Referee in connection with the Accounting Referee's review of any Disputed Item.

                  (e) If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 2.3(d) above, the Accounting Referee shall not assign a value to any item greater than the greatest value for such item claimed by the Purchaser or the Representatives or less than the smallest value for such item claimed by the Purchaser or the Representatives. Any finding by the Accounting Referee shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final, non-appealable and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by the Representatives and the Purchaser in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of the Representatives or the Purchaser (as applicable) bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For illustration purposes only, (i) if the total amount of Disputed Items by the Representatives is $1,000,000, and the Representatives are awarded $500,000 by the Accounting Referee, the Representatives, on the one hand, and the Purchaser, on the other hand, shall bear the Accounting Referee's fees and expenses equally; or (ii) if the total amount of Disputed Items by the Representatives is $1,000,000, and the Representatives are awarded $250,000 by the Accounting Referee, the Representatives shall bear 75 percent and the Purchaser shall bear 25 percent of the Accounting Referee's fees and expenses. Each of the Purchaser and the Representatives shall bear the fees, costs and expenses of their respective accountants and all of their other respective expenses incurred in connection with the matters contemplated by this Section 2.3.

                  (f) The Proposed Calculation, as finally determined pursuant to this Section 2.3, is referred to herein as the "Final Calculation." The date upon which the Proposed Calculation, with respect to a Change of Control, is finally determined is referred to herein as the "Determination Date" with respect to such Change of Control.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in the Company Reports filed by the Company with the SEC and publicly available prior to the date of this Agreement or as set forth in the disclosure schedules referred to herein, the Company hereby represents and warrants to the Purchaser as follows:

                  SECTION 3.1. ORGANIZATION, STANDING AND AUTHORITY.

                  (a) Each of the Company and each Subsidiary is duly incorporated (or organized), validly existing and in good standing under the laws of its jurisdiction of incorporation (or organization). The Company and each Subsidiary (i) has all requisite power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has delivered to the Purchaser a true and complete copy of the certificate of incorporation (or similar organizational documents) and all amendments thereto of the Company and each Subsidiary and a true and complete copy of each such Person's by-laws (or similar organizational documents) and all amendments thereto, each as in effect on the date hereof.

                  (b) Each of the Company and each Subsidiary is qualified or otherwise authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held by it under lease or license or its business requires such qualification or authorization, except where the failure so to qualify or be authorized would not, individually or in the aggregate, have a Material Adverse Effect. All such jurisdictions in which the Company or any Subsidiary is qualified to do business are set forth in Schedule 3.1(b).

                  (c) The Company has full right, power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Subject Transactions. This Agreement has been duly executed and delivered by the Company and, subject to due authorization, execution and delivery by the other parties, this Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in proceedings at law or in equity).

                  SECTION 3.2. CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, of which 740,398 shares are issued and outstanding. All of the outstanding shares of Common Stock are, as of the date hereof, owned of record by the Stockholders, and have been duly authorized and validly issued and are fully paid and nonassessable. The issued and outstanding Common Stock constitutes all of the issued and outstanding capital stock of the Company.

                  (b) Except for rights created pursuant to this Agreement and for the Options granted under the Option Plans and evidenced by option agreements set forth on Schedule 3.2(b), there are currently no outstanding and, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or
(iii) except as set forth on Schedule 3.2(b), contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of the Company. Schedule 3.2(b) identifies, as of the date hereof, the option holder, the number of shares of Common Stock subject to each Option, the exercise price, the vesting schedule and the expiration date of each outstanding Option to purchase capital stock of the Company. Except as set forth on Schedule 3.2(b), to the Knowledge of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock or as to the election or nomination of any person as a director of the Company.

                  (c) Neither the Company nor any of its Subsidiaries has outstanding, nor will any of them have outstanding on the Closing Date, any Indebtedness other than the Indebtedness of the Company and its Subsidiaries outstanding under the 9 1/4% Notes, the 9 5/8% Notes and the Loans (as defined in the Amended and Restated Credit Agreement).

                  SECTION 3.3. SUBSIDIARIES.

                  Schedule 3.3 sets forth a true and complete list of all Subsidiaries of the Company, listing for each Subsidiary its name, its jurisdiction of organization, its authorized, issued and outstanding capital stock and the record and beneficial holders thereof. Except as set forth on
Schedule 3.3, the Company does not, directly or indirectly, own any beneficial interest in any Person other than its Subsidiaries. Except as set forth on
Schedule 3.3, all issued and outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized and validly issued and are fully paid and non-assessable, and (i) as of the date hereof, are owned, directly or indirectly, by the Company, and (ii) as of the Closing will be owned, directly or indirectly, by the Company, in each case free and clear of all Encumbrances, except for such Encumbrances which have been created by or on behalf of the Purchaser. There are currently no outstanding and, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of any of the Company's Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of any of the Company's Subsidiaries or securities convertible into or exchangeable for capital stock of any of the Company's Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of any of the Company's Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of shares of capital stock or other interests in any Subsidiary.

                  SECTION 3.4. ACTIONS AND PROCEEDINGS.

                  Except as set forth on Schedule 3.4, to the Knowledge of the Company, there are no outstanding orders, decrees or judgments by or with any Government Entity to which the

Company or any of its Subsidiaries is a party or as to which any of their respective assets are subject that would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.4, there are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, at law or in equity, by or before any Government Entity, that (a) seek to enjoin or rescind the Subject Transactions or (b) could reasonably be expected to result in a Liability or Loss to the Company or any of its Subsidiaries of more than One Hundred Thousand Dollars ($100,000) for any such action, suit or proceeding.

                  SECTION 3.5. NO CONFLICT OR VIOLATION.

                  Except as set forth on Schedule 3.5, in Section 3.6 or on
Schedule 3.6, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it will be a party as of the Closing Date and the consummation of the Subject Transactions in accordance with the terms hereof will not (a) violate any provision of the charter, bylaws or other organizational documents of the Company or its Subsidiaries, (b) violate, conflict with or result in a breach of any of the terms of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the Common Stock or on any of the assets or properties of the Company or any Subsidiary pursuant to, any agreement, license or contract to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their assets or properties may be bound or subject,
(c) violate any Applicable Law or any order, judgment, injunction, award or decree of any court, arbitrator or Government Entity against, or binding upon, the Company or any of its Subsidiaries, (d) violate any statute, law or regulation of any jurisdiction applicable to the Company or any of its Subsidiaries or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit, except in the case of each of the foregoing clauses
(b), (c) and (d) for such violations, conflicts, breaches, defaults, impairments or revocations that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.6. GOVERNMENTAL CONSENTS AND APPROVALS.

                  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it will be a party as of the Closing Date and the consummation of the Subject Transactions in accordance with the terms hereof do not require the Company or any of its Subsidiaries to obtain any consent or approval of, make any filing with, or give any notice to, any Government Entity, except (i) as required under the HSR Act or any competition law or similar statute or regulation of any foreign jurisdiction, (ii) as otherwise set forth on Schedule 3.6 and (iii) for such consents, approvals, filings or notices the failure to obtain, make or give which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.7. FINANCIAL STATEMENTS AND STATUTORY STATEMENTS.

                  (a) The Company has delivered or made available to the Purchaser each form, registration statement, report and document prepared by it (other than preliminary material) required to be filed by the Company with the SEC, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, each of the Company Reports complied and, in the case of filings after the date hereof, will comply as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations thereunder. None of the Company Reports contained (as of their respective filing dates) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstance under which they were made, not misleading. The Company has filed with the SEC all forms, reports and documents required to be filed under Sections 13, 14 and 15(d) of the Exchange Act. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

                  (b) The Company has responded to all comment letters, if any, received from the SEC since December 31, 2001 relating to the Company Reports and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has delivered to the Purchaser correct and complete copies of all such comment letters and related correspondence with the SEC occurring since December 31, 2001.

                  (c) The consolidated balance sheets of the Company and the related statements of operations, cash flows and stockholders equity (deficiency) included in or incorporated by reference into the Company Reports and, in the case of annual financial statements, certified by Deloitte & Touche LLP (the "Financial Statements"), (i) were prepared from and are in accordance with the books and records of the Company and its consolidated Subsidiaries and
(ii) were prepared in accordance with GAAP consistently applied and on a consistent basis with prior periods (except as stated in such Financial Statements). The Financial Statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations, cash flows and stockholders equity (deficiency) of the Company and its consolidated Subsidiaries for the periods indicated, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not and will not be material in amount). Except as reflected or reserved against in the Financial Statements included in the most recent Company Report or as disclosed therein, neither the Company nor any of its Subsidiaries had as of such date any liability of any nature (whether accrued, absolute, contingent or otherwise) which would be required in accordance with GAAP to be disclosed in the Financial Statements and which, in the aggregate, would be material. The reserves reflected on the balance sheet included in the most recent Company Report have been calculated in accordance with GAAP.

                  (d) None of the information supplied or to be supplied by the Company or any of the Stockholders specifically for inclusion or incorporation by reference in the Tender Offer Documents will, at the time the Offer to Purchase first is mailed to holders of the Notes, at any time it is amended or supplemented or at any time prior to the expiration of the Tender Offers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Tender Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Tender Offer Documents based on written information supplied by the Purchaser specifically for inclusion or incorporation by reference in the Tender Offer Documents.

                  SECTION 3.8. INTELLECTUAL PROPERTY.

                  Except as set forth on Schedule 3.8:

                  (a) to the Knowledge of the Company, the Company and its Subsidiaries, as applicable, own, free and clear of all Encumbrances and exclusive licenses, all right, title and interest in and to, or have valid written licenses to use, all the Intellectual Property that is material to the conduct of the business of the Company or its Subsidiaries;

                  (b) Schedule 3.8 sets forth a true, accurate and complete list of all patents, patent applications, registered trademarks, trademark applications, domain name registrations and copyright applications and registrations anywhere in the world owned by the Company or any of its Subsidiaries;

                  (c) to the Knowledge of the Company, there are no infringements of the Intellectual Property by any third party;

                  (d) there are no claims pending or, to the Knowledge of the Company, threatened: (i) alleging that the business of the Company or any of its Subsidiaries as currently conducted infringes upon or constitutes an unauthorized use or violation of any third party's intellectual property or other proprietary rights; or (ii) challenging the ownership, validity or enforceability of any of the Intellectual Property, except for such claims which would not, individually or in the aggregate, have a Material Adverse Effect, nor, to the Knowledge of the Company, is there a reasonable basis for any such claim; and

                  (e) Schedule 3.8 sets forth a true, accurate and complete list of all material agreements relating to the Intellectual Property or to the right of the Company or any of its Subsidiaries to use the intellectual property or other proprietary rights of any third party. Except as set forth on Schedule 3.8, neither the Company nor any of its Subsidiaries is under any obligation to pay royalties or other payments in connection with any agreement nor are any of them restricted from assigning any of their rights respecting Intellectual Property, nor will the Company or any of its Subsidiaries otherwise be, as a result of the execution, delivery and performance of this Agreement by the Stockholders, in breach of any agreement relating to any of the Intellectual Property, except for such royalties, payments, restrictions on assignment or breach of agreement that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.9. COMPLIANCE WITH LAWS.

                  The business of the Company and its Subsidiaries is not being conducted in violation of any Applicable Law or any other requirement of any Government Entity, except for those violations, if any, which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.9, (i) neither the Company nor any of its Subsidiaries has received any outstanding or uncured written notice alleging any violation of any such Applicable Law or directing the Company or any of its Subsidiaries to take any remedial action with respect to any such Applicable Law and (ii) to the Knowledge of the Company, there are no facts, events or conditions that may constitute potential defaults or violations of any Applicable Law, except as would, with respect to (i) or (ii), individually or in the aggregate, not have a Material Adverse Effect.

                  SECTION 3.10. PERMITS, LICENSES AND FRANCHISES.

                  All permits, licenses, approvals, franchises, authorizations, exemptions, classifications, registrations, and similar documents or instruments issued by any Government Entity to the Company or any of its Subsidiaries, the loss, revocation, termination or expiration of which would, individually or in the aggregate, have a Material Adverse Effect, are listed on Schedule 3.10 (collectively, the "Permits"). Except as set forth on Schedule 3.10, all Permits are valid and in full force and effect. The Company and its Subsidiaries are in compliance in all material respects with all terms required for the continued effectiveness of each such Permit, and there is no pending or, to the Knowledge of the Company, threatened, revocation or involuntary non-renewal of any such Permit.

                  SECTION 3.11. CONTRACTS.

                  Schedule 3.11 sets forth a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets may be bound as of the date hereof. The Company has delivered or made available to the Purchaser copies of all written Contracts and written descriptions of all oral Contracts listed on Schedule 3.11. Neither the Company nor any Subsidiary party to any Contract, nor, to the Knowledge of the Company, any other party thereto, is in breach thereof or default thereunder, or has given notice of breach or default to any other party thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Each such Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the relevant Subsidiary, as the case may be (and, to the Knowledge of the Company, each other party thereto), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company nor any of its Subsidiaries has received any notice, whether written or oral, of termination or intention to terminate from any other party to any such Contract. Except to the extent that any consents set forth on Schedule 3.5 are not obtained and except as contemplated by Section 7.10, the consummation of the Subject Transactions will not result in any Contract failing to continue in full force and effect after the consummation of the Subject Transactions without material penalty or other material adverse consequence.

                  SECTION 3.12. ABSENCE OF CERTAIN CHANGES.

                  Except as contemplated or required by this Agreement or as set forth on Schedule 3.12, since December 31, 2003, there has been no event which, individually or in the aggregate, has had or would have a Material Adverse Effect.

                  SECTION 3.13. ENVIRONMENTAL MATTERS.

                  Except as set forth on Schedule 3.13 or as disclosed in those studies and reports that the Purchaser independently obtained:

                  (a) The Company and its Subsidiaries have obtained all Permits under Environmental Laws required for the conduct and operation of their respective businesses and are in material compliance with the terms and conditions contained therein and are in material compliance with applicable Environmental Laws.

                  (b) There is no environmental condition on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors in interest whose liability is attributable to the Company or any of its Subsidiaries as a successor that would reasonably be expected to result in any Environmental Liabilities for the Company or any of its Subsidiaries.

                  (c) Neither the Company nor any of its Subsidiaries has received any written notice of violation or notice of potential liability from any Governmental Entity or other Person pursuant to any Environmental Law, except for those which have either been resolved or which are not material, and neither the Company nor any of its Subsidiaries is aware of any pending, nor, to the Knowledge of the Company, is there any threatened, material order, claim, suit, action, judgment or proceeding by any Governmental Entity or other Person against the Company or any of its Subsidiaries pursuant to any Environmental Laws.

                  (d) No Hazardous Substance has been Released by the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective predecessors in interest whose liability is attributable to the Company or any of its Subsidiaries as a successor, or any other Person, in concentrations or volumes requiring Remediation under Environmental Law at, on, about or under any property now or formerly owned, operated, leased or used as a waste disposal site by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors in interest whose liability is attributable to the Company or any of its Subsidiaries as a successor.

                  (e) The Company has delivered to the Purchaser all environmental studies and reports (including without limitation, Phase I and Phase II investigation reports) set forth on Schedule 3.13 (except for those studies and reports that the Purchaser independently obtained as noted on
Schedule 3.13) and there are no other material reports in the possession of the Company or any of its Subsidiaries relating to: (i) any facilities or real property ever owned, operated or leased by the Company, any of its Subsidiaries or any of their respective predecessors in interest whose liability is attributable to the Company or any of its Subsidiaries as a successor; or (ii) any Environmental Liability of the Company or any of its Subsidiaries or any of their respective predecessors in interest whose liability is attributable to the Company or any of its Subsidiaries as a successor.

                  SECTION 3.14. TAXES.

                  Except as set forth on Schedule 3.14:

                  (a) the Company and each Subsidiary have filed (or joined in the filing of) when due all Tax Returns required by Applicable Law to be filed with respect to the Company and each Subsidiary and all such Tax Returns were true, correct and complete as of the time of each such filing;

                  (b) all Taxes required to have been paid by the Company and each Subsidiary, whether or not shown on any Tax Return, on or before the Closing Date have been (or will be as of the Closing Date) timely paid (except for Taxes that are being contested in good faith);

                  (c) any liability of the Company or any Subsidiary relating to periods on or before the Closing Date, whether or not shown on any Tax Return, for Taxes not yet due and payable, or that is being contested in good faith, has been provided for on the Financial Statements in accordance with GAAP;

                  (d) all Taxes of the Company and any Subsidiary accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in operating results of the Company or its Subsidiaries);

                  (e) there is no action, suit, proceeding, investigation, audit or claim now pending, nor, to the Knowledge of the Company, likely to be asserted, against, or with respect to, the Company or any Subsidiary in respect of any Tax or assessment;

                  (f) there is no outstanding request by the Company or any Subsidiary for any extension of time within which to pay any Tax or file any Tax Return, and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Tax of the Company or any Subsidiary;

                  (g) neither the Company nor any Subsidiary is a party to or bound by any closing agreement or offer in compromise with any Taxing Authority;

                  (h) neither the Company nor any Subsidiary is a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds, indemnity, sharing, or allocation in respect of Taxes, or similar Tax matters;

                  (i) neither the Company nor any Subsidiary has any liability for Taxes as transferee or successor, by contract or otherwise;

                  (j) the Company and each Subsidiary has withheld and paid over to the applicable Taxing Authority all Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

                  (k) neither the Company nor any Subsidiary has any liability for Taxes under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a member of any consolidated, combined or unitary group, other than one for which the Company was the common parent;

                  (l) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary;

                  (m) neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any adjustment under Section 481(a) or Section 263A of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise;

                  (n) neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any Change of Control of the Company or any Subsidiary, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code or (ii) could obligate the making of any payment that will not be fully deductible under
Section 162(m) of the Code;

                  (o) to the Knowledge of the Company, neither the Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Schedule 3.14(o) sets forth all elections pursuant to Treas. Reg. Section 301.7701-3 that have been made by business entities in which the Company or any Subsidiary owns an equity interest;

                  (p) neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code; and

                  (q) neither the Company nor any Subsidiary has engaged, at any time, in a "listed transaction" within the meaning of Treas. Reg. Sections 1.6011-4(b)(2), 301.6111-2(b)(2), and 301.6112-1(b)(2).

                  SECTION 3.15. EMPLOYEE BENEFIT PLANS; ERISA.

                  (a) Schedule 3.15(a) sets forth all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements, programs, policies or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, stock purchase, stock option, hospitalization, medical insurance, cafeteria, life insurance, tuition reimbursement and scholarship programs, maintained for the benefit of or to which contributions are made on behalf of current or former employees of the Company or any Subsidiary (which plans, arrangements, programs, policies and payroll practices are collectively referred to herein as the "Benefit Plans"). True, correct and complete copies of the following documents relating to the Benefit Plans, to the extent applicable, have been delivered or made available to the Purchaser: (i) the plan document and its related trust instrument, including any amendments thereto, (ii) the most recent annual report filed on Form 5500, including all related schedules, (iii) any summary plan description and (iv) the most recent actuarial report.

                  (b) None of the Benefit Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan"). None of the Company, any Subsidiary or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that would result in any such liability to the Company or any Subsidiary.

                  (c) Except as set forth on Schedule 3.15(c), none of the Benefit Plans is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA ("Pension Plan"). With respect to each Pension Plan sponsored by, or to which contributions are required of, the Company, any Subsidiary or any ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived. None of the Company, any Subsidiary or any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that would result in any such liability to the Company or any Subsidiary. Except as set forth on Schedule 3.15(c), in respect of any Pension Plans (i) no Encumbrances have arisen under Section 412(n) of the Code or Section 302(f) of ERISA, (ii) no Liabilities for security have arisen under Section 401(a)(29) of the Code and (iii) there have been no agreements or proceedings with the PBGC.

                  (d) With respect to each Benefit Plan that is intended to qualify under Code Section 401(a), such Benefit Plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the Internal Revenue Service that it is qualified under Section 401(a) of the Code and that its related trust is exempt from tax under Section 501(a) of the Code and, to the Knowledge of the Company, no facts or set of circumstances exist that would affect such qualification or tax exemption.

                  (e) All contributions (including all employer contributions and employee contributions) required to have been made under the Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extensions).

                  (f) There has been no violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on Form 5500) relating to the Benefit Plans with the Department of Labor or the Internal Revenue Service, or the furnishing of any required documents to the participants or beneficiaries of the Benefit Plans, other than violations which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (g) Except as set forth on Schedule 3.15(g), there are no material pending actions, claims or lawsuits which have been asserted, instituted or, to the Knowledge of the Company, threatened, against the Benefit Plans, the assets of any of the trusts under the Benefit Plans or the sponsor or the administrator of the Benefit Plans, or, to the Knowledge of the Company, against any fiduciary of the Benefit Plans with respect to the operation of the Benefit Plans (other than routine benefit claims).

                  (h) The Benefit Plans have been maintained, in all material respects, in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and, to the Knowledge of the Company, no "party in interest" or "disqualified person" with respect to any Benefit Plan has engaged in a non-exempt "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could reasonably result in any material liability to the Company or any Subsidiary under ERISA or the Code.

                  (i) The Company and its Subsidiaries have complied in all material respects with the notice and coverage continuation requirements of
Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder ("COBRA"). Except as set forth on Schedule 3.15(i), none of the Benefit Plans provide retiree health or life insurance benefits except as may be required by COBRA (or any applicable state law) or at the expense of the participant or the participant's beneficiary.

                  (j) Except as required by Applicable Law or as disclosed on
Schedule 3.15(j), neither the Company nor any of its Subsidiaries provides any post-employment welfare benefits.

                  SECTION 3.16. LABOR RELATIONS AND EMPLOYMENT.

                  (a) Except as set forth on Schedule 3.16, as of the date hereof (i) to the Knowledge of the Company, there is no labor strike, slowdown, stoppage or lockout pending or threatened against or affecting the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization applicable to the employees of the Company or any of its Subsidiaries; and (iii) there are no union organizing campaigns or activities or representation proceedings in process or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries.

                  (b) Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries has any pending or, to the Knowledge of the Company, threatened, any lawsuit, claim, administrative proceeding, arbitration or governmental investigation relating to any wage and hour claim, unfair labor practice charge, wrongful termination, or illegal discrimination complaint with respect to any of their respective employees or former employees and, to the Knowledge of the Company, there is no basis for such lawsuit, claim, proceeding or investigation.

                  SECTION 3.17. REAL PROPERTY.

                  (a) Schedule 3.17(a) sets forth a list of all real properties owned by any of the Company and its Subsidiaries (the "Owned Real Property"), such list setting forth for informational purposes only the location of each parcel of such Owned Real Property, the record owner thereof, the approximate acreage and a brief description of the improvements thereon and the nature of the activities conducted on such Owned Real Property. To the Knowledge of the Company, the Company and/or its Subsidiaries have good and valid fee simple title to the Owned Real Property that is necessary for the conduct of the business of the Company or its Subsidiaries, as currently conducted, free of any Encumbrances other than as set forth in the title reports set forth on Schedule 3.17(a). With respect to each parcel of Owned Real Property, except as set forth on Schedule 3.17(a), (i) there are no leases, subleases, licenses, or other agreements granting any Person the right to use or occupy all or any portion of such Owned Real Property, and (ii) there are no Persons (other than the Company or its Subsidiaries) in possession of such Owned Real Property.

                  (b) Schedule 3.17(b) contains a complete and correct list of all leases of real property, occupancy agreements or similar agreements (the "Real Property Leases") under which the Company or any of its Subsidiaries is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the "Leased Real Property", and. collectively with the Owned Real Property, the "Real Property"), such list setting forth for informational purposes only the location of each parcel of such Leased Real Property, the landlord thereof, the approximate acreage and a brief description of the improvements thereon and the nature of the activities conducted on such Leased Real Property. The Company has delivered to the Purchaser true, correct and complete copies of each Real Property Lease. Except as set forth on Schedule 3.17(b), with respect to the Real Property Leases, (i) to the Knowledge of the Company, there exist no defaults under the Real Property Leases by the Company or any of its Subsidiaries and the Company has not received written notice of any such defaults; and (ii) to the Knowledge of the Company, there exists no default by any third party thereunder. Except as set forth on Schedule 3.17(b), each Real Property Lease is a legal, valid and binding obligation of either the Company or a Subsidiary, and, to the Knowledge of the Company, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity. Except as set forth on Schedule 3.17(b) hereto, the consummation of the Subject Transactions will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. To the Knowledge of the Company, the Company and/or its Subsidiaries, as applicable, hold good and valid leasehold estates in the Leased Real Property that is necessary for the conduct of business of the Company or its Subsidiaries, as applicable, as currently conducted, free and clear of all Encumbrances.

                  (c) Except as set forth on Schedule 3.17(c), (i) none of the Real Property is subject to any right or option granted by the Company in favor of any Person to purchase or otherwise obtain title to such property, (ii) there is no pending or, to the Knowledge of the Company, threatened condemnation (or similar proceedings) of any part of the Owned Real Property or the Leased Real Property, (iii) the Company and/or its Subsidiaries, as applicable, have not assigned their interests under any Real Property Lease to any third party, (iv) no option has been exercised under any Real Property Lease, except options the exercise of which have been evidenced by a written document set forth on Schedule 3.17(c),
(v) neither the Company nor any of its Subsidiaries has received written notice within the last three (3) years asserting that the utilities, access or parking for any parcel of Real Property are inadequate for the current use and operation of such parcel, nor does the Company have any Knowledge of any fact or condition which could reasonably be expected to result in such utilities, access or parking for any parcel of Real Property becoming inadequate for the current use and operation of such parcel, which inadequacy, individually or in the aggregate, would not have a Material Adverse Effect, (vi) to the Knowledge of the Company, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has the Company or any of its Subsidiaries received any notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (viii) the Company has no actual knowledge that the landlord named on any of the Real Property Leases set forth on Schedule 3.17(b) hereto does not have good and valid fee simple title in each such parcel of real property subject to any applicable Real Property Lease or that such title is subject to any exceptions that materially affect the current use or operation thereof or that such title is subject to any monetary encumbrances, except where the encumbrancer has granted non-disturbance protection to the lessee under the applicable Real Property Lease and (ix) the Company has no actual knowledge that there are any defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such item of Real Property.

                  SECTION 3.18. AFFILIATED TRANSACTIONS; INDEMNIFICATION AGREEMENTS.

                  (a) Except as set forth on Schedule 3.18, to the Knowledge of the Company, no Related Party of the Company or any of its Subsidiaries, either currently or at any time since December 31, 2001: (i) has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; or (ii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. For purposes of this Agreement, the term "Related Party" shall mean as of any time: an executive officer or director, 10% stockholder (including any executive officers or directors thereof) or Affiliate of the Company or any of its Subsidiaries at such time, any present or former known spouse of any such executive officer, director or Affiliate of the Company or any of its Subsidiaries or any trust or other similar entity for the benefit of any of the foregoing Persons.

                  (b) Schedule 3.18(b) sets forth a true and correct list of all contracts, agreements or arrangements between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors, employees or agents or any Securityholder, on the other hand, pursuant to which the Company or any of its Subsidiaries has agreed to indemnify or hold harmless any of such Persons.

                  SECTION 3.19. WARRANTIES.

                  Except as set forth on Schedule 3.19, there are no material claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any product alleged to have been manufactured, distributed or sold by the Company or any of its Subsidiaries to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty, except to the extent reflected or reserved for in the Financial Statements included in the Company Report most recently filed with the SEC prior to the date of this Agreement, and, to the Knowledge of the Company, there is no reasonable basis for any such suit, inquiry, action, proceeding, investigation or claim. To the Knowledge of the Company, there exists no latent defect in the design or manufacture of any of the products of the Company or any of its Subsidiaries. The Company has heretofore delivered to the Purchaser copies of the Contracts and other documents describing terms and conditions of sale or lease of the products and services of the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions) and other than such terms and conditions, there are no express product or service warranties relating to the businesses of the Company and its Subsidiaries enforceable against the Company or any of its Subsidiaries.

                  SECTION 3.20. INAPPROPRIATE PAYMENTS.

                  Since December 31, 2003, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, any of its Subsidiaries or any of their respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company or its Subsidiaries, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

                  SECTION 3.21. BROKERS.

                  No broker, investment bank, finder, financial advisor or other Person has acted as such for, or is entitled to any compensation from, the Company or any of its Subsidiaries in connection with this Agreement or the Subject Transactions, except as set forth on Schedule 3.21.

                  SECTION 3.22. ASSETS.

                  Except as set forth on Schedule 3.22, the tangible assets (including real and personal property) of the Company and its Subsidiaries that are currently used in and are material to the operation of their respective businesses (the "Assets") are owned or leased by the Company or a Subsidiary and are in the possession or under the control of the Company or such Subsidiary, and are operating in the ordinary course of business, subject to normal maintenance and repair (as applicable).

                  SECTION 3.23. INSURANCE.

                  Schedule 3.23 sets forth a true and complete list of all material insurance policies in force with respect to the Company and its Subsidiaries. The Company has heretofore provided the Purchaser with a brief summary of the coverage and terms of each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. Except as set forth on Schedule 3.23, no claim currently is pending under any such policy involving an amount in excess of Fifty Thousand Dollars ($50,000). All claims currently pending have been timely made and no claim has been denied by the insuring party or is being defended under a reservation of such insuring party's rights.

                  SECTION 3.24. INTERCOMPANY SERVICES.

                  Schedule 3.24 sets forth a true and correct description of all material services provided within the last twelve months to the Company and any of its Subsidiaries by their respective Affiliates (other than the Company and its Subsidiaries) and by the Company and its Subsidiaries to their respective Affiliates (other than the Company and its Subsidiaries), and the charges assessed for all services provided during such time. Except as set forth on
Schedule 3.11, there are no agreements (oral or written) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than Affiliates that are the Company or any of its Subsidiaries), on the other hand.

                  SECTION 3.25. GOVERNMENT CONTRACTS.

                  Except as set forth on Schedule 3.25:

                  (a) To the Knowledge of the Company, with respect to each executory Government Contract or outstanding Bid to which the Company or any of its Subsidiaries is a party: (i) the Company and each of its Subsidiaries has complied in all material respects with all terms and conditions of such Government Contract or Bid; (ii) the Company and each of its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (iv) neither the U.S. Government, nor any prime contractor, subcontractor or other Person, has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has breached or violated any statute, rule, regulation certification, representation, clause, provision or requirement; and (v) no termination for default has been issued, and no cure notice or show cause notice has been issued and not resolved or cured. For purposes of this Section 3.25, "executory Government Contract" means a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate.

                  (b) To the Knowledge of the Company: (i) neither the Company nor any of its Subsidiaries nor any of the Company's or its Subsidiaries' directors, officers or employees is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; or (ii) neither the Company nor any of its Subsidiaries nor any of the Company's or its Subsidiaries' directors, officers or employees has made a Voluntary Disclosure pursuant to the Department of Defense Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in subsection (i) above or any other material damages, assessment of penalties, recoupment of payment or disallowance of cost.

                  (c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees is (or at any time during the last five years has been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting. To the Knowledge of the Company, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, within the past five years, been terminated for default under any Government Contract.

                  SECTION 3.26. INTERNATIONAL TRADE AND EXPORT CONTROLS.

                  (a) Except as set forth on Schedule 3.26: (i) the Company is in material compliance with all Applicable Laws concerning the exportation of any products, technology, technical data and services, including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury; (ii) the Company is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control ("OFAC") within the United States Department of the Treasury; (iii) the Company is in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

                  (b) To the Knowledge of the Company, no director, officer or employee of Company or any of its Subsidiaries is identified on any of the following documents: (i) the Office of Foreign Assets Control of the United States Department of the Treasury list of "Specially Designated Nationals and Blocked Persons" ("SDNs"); (ii) the Bureau of Industry and Security of the United States Department of Commerce "Denied Persons List, " "Entity List" or "Unverified List"; (iii) the Office of Defense Trade Controls of the United States Department of State "List of Debarred Parties"; (iv) the Financial Sanctions Unit of the Bank of England "Consolidated List"; (v) the Solicitor General of Canada's "Anti-Terrorism Act Listed Entities"; (vi) the Australian Department of Foreign Affairs and Trade "Charter of the United Nations (Anti-terrorism - Persons and Entities) List"; (vii) the United Nations Security Council Counter-Terrorism Committee "Consolidated List"; or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is involved in business arrangements or otherwise engages in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving SDNs, in violation of the regulations maintained by OFAC.

                                   ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                  Each Stockholder, severally and not jointly, hereby represents and warrants, as to such Stockholder, to the Purchaser as follows:

                  SECTION 4.1. OWNERSHIP OF STOCK.

                  Such Stockholder is the owner, beneficially and of record, of the shares of Common Stock set forth opposite such Stockholder's name on Exhibit A, free and clear of any Encumbrance. At the Closing, such Stockholder will transfer good and marketable title to such shares of Common Stock and the shares of Common Stock, if any, issued to such Stockholder after the date hereof upon valid exercise of Options, in each case free and clear of any Encumbrance.

                  SECTION 4.2. AUTHORIZATION.

                  Such Stockholder has full right, power and authority and has taken all action necessary to execute and deliver this Agreement and the Ancillary Agreements to which such Stockholder is to be a party, to perform its obligations hereunder and thereunder and to consummate the Subject Transactions. This Agreement has been, and by the Closing Date each Ancillary Agreement to which such Stockholder is to be a party will have been, duly executed and delivered by such Stockholder, and, subject to due authorization, execution and delivery by the other parties, this Agreement is, and each such Ancillary Agreement to which such Stockholder is to be a party will be, the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

                  SECTION 4.3. NO CONFLICT OR VIOLATION.

                  The execution, delivery and performance by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is to be a party and the consummation of the Subject Transactions in accordance with their terms will not (a) if such Stockholder is not a natural Person, violate any provision of the charter, bylaws or other organizational documents of such Stockholder, (b) violate, conflict with or result in a breach of any of the terms of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the Common Stock pursuant to, any agreement, license or contract to which such Stockholder is a party or by or to which it or any of its assets or properties may be bound or subject, (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or Government Entity against, or binding upon, such Stockholder, (d) violate any statute, law or regulation of any jurisdiction applicable to such Stockholder, or (e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to such Stockholder's business or necessary to conduct such business, except in the case of each of the foregoing clauses (b),
(c), (d) and (e) for such violations, conflicts, breaches, defaults, impairments or revocations that would not, individually or in the aggregate, have a material adverse effect on such Stockholder's ability to consummate the Subject Transactions or to perform its obligations hereunder or under the Ancillary Agreements to which such Stockholder is to be a party.

                  SECTION 4.4. GOVERNMENTAL CONSENTS AND APPROVALS.

                  Except (a) as set forth on Schedule 4.4 and (b) as required under the HSR Act or any competition law or similar statute or regulation of any foreign jurisdiction, the execution, delivery and performance by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is to be a party, and the consummation of the Subject Transactions in accordance with their terms, do not require such Stockholder or any of its Affiliates to obtain any consent or approval of, make any filing with, or give any notice to, any Government Entity, except for such consents, approvals, filings or notices the failure to obtain, make or give which, as the case may be, would not, individually or in the aggregate, have a material adverse effect on such Stockholder's ability to consummate the Subject Transactions or to perform its obligations hereunder or under the Ancillary Agreements to which such Stockholder is to be a party.

                  SECTION 4.5. COMPLIANCE WITH LAWS.

                  Except for those violations, if any, which would not, individually or in the aggregate, have a material adverse effect on such Stockholder's ability to consummate the Subject Transactions or to perform its obligations hereunder, such Stockholder is not in violation of any Applicable Law or any other requirement of any Government Entity. Such Stockholder has not received any written notice from any Government Entity alleging any violation of any such Applicable Law or directing such Stockholder to take any remedial action with respect to such law, ordinance or regulation, in either case which would have a material adverse effect on such Stockholder's ability to consummate the Subject Transactions or to perform its obligations hereunder or under the Ancillary Agreements to which such Stockholder is to be a party.

                  SECTION 4.6. OBLIGATIONS OF THE COMPANY TO THE STOCKHOLDERS.

                  Except as set forth on Schedule 4.6, (a) neither such Stockholder nor any of its Affiliates (other than the Company or any of its Subsidiaries) is a party to any contract, agreement or arrangement with the Company or any of its Subsidiaries, and (b) none of the Company or any of its Subsidiaries has, has ever had or may hereafter have, any obligation or liability, contingent or otherwise, owing to such Stockholder or any of its Affiliates (including pursuant to any claim, demand, proceeding, cause of action or order), in each case, other than (i) any obligation of the Company or any of its Subsidiaries arising under any Ancillary Agreement after the Closing or in connection with employment of such Stockholder after the Closing, (ii) any claim arising under this Agreement or (iii) any claim for indemnification arising under the charter, bylaws or other organizational documents of the Company or its Subsidiaries or Applicable Law. Notwithstanding the foregoing, the Lehman Stockholders make no representations about any such contract, agreement, arrangement, obligation or liability of the Company or any of its Subsidiaries with or to Lehman Brothers Inc. or any of the Affiliates of Lehman Brothers Inc. other than the Lehman Stockholders.

                  SECTION 4.7. OWNERSHIP OF NOTES.

                  Each Significant Stockholder represents that the Notes held by each such Significant Stockholder are set forth next to such Significant Stockholder's name on Schedule 4.7 hereto.

                                   ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to each Stockholder as follows:

                  SECTION 5.1. ORGANIZATION, STANDING AND AUTHORITY.

                  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to carry on its operations as they are now being conducted.

                  SECTION 5.2. AUTHORIZATION.

                  The Purchaser has full right, power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Subject Transactions. This Agreement has been, and by the Closing Date each Ancillary Agreement to which the Purchaser is to be a party will have been, duly executed and delivered by the Purchaser, and, subject to due authorization, execution and delivery by the other parties, this Agreement is, and each such Ancillary Agreement will be, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

                  SECTION 5.3. ACTIONS AND PROCEEDINGS.

                  As of the date hereof, there are no outstanding orders, decrees or judgments by or with any Government Entity to which the Purchaser is a party that would, individually or in the aggregate, have a Purchaser Material Adverse Effect. As of the date hereof, there are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, at law or in equity, by or before any Government Entity, which would, if adversely determined, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                  SECTION 5.4. NO CONFLICT OR VIOLATION.

                  Except as set forth in Section 5.5 or on Schedule 5.4, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements and the consummation of the Subject Transactions in accordance with their terms will not (a) violate any provision of the charter, bylaws or other organizational documents of the Purchaser, (b) violate, conflict with or result in a breach of any of the terms of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any agreement, license or contract to which the Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject, (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or Government Entity against, or binding upon, the Purchaser, (d) violate any statute, law or regulation of any jurisdiction applicable to the Purchaser, or
(e) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to the Purchaser's business or necessary to conduct such business, except in the case of each of the foregoing clauses (b), (c), (d) and
(e) for such violations, conflicts, breaches, defaults, impairments or revocations that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                  SECTION 5.5. GOVERNMENTAL CONSENTS AND APPROVALS.

                  Except as required under the HSR Act or any competition law or similar statute or regulation of any foreign jurisdiction, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements, and the consummation of the Subject Transactions in accordance with their terms, do not require the Purchaser or any of its Affiliates to obtain any consent or approval of, make any filing with, or give any notice to, any Government Entity, except for such consents, approvals, filings or notices the failure to obtain, make or give which, as the case may be, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                  SECTION 5.6. COMPLIANCE WITH LAWS.

                  Except for those violations, if any, which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, the Purchaser is not in violation of any Applicable Law or any other requirement of any Government Entity. The Purchaser has not received any written notice from any Government Entity alleging any violation of any such Applicable Law or directing the Purchaser to take any remedial action with respect to such law, ordinance or regulation, in either case which would have a Purchaser Material Adverse Effect.

                  SECTION 5.7. FINANCING.

                  The Purchaser has delivered to the Company complete and correct executed copies of the documents listed in Part I of Exhibit D and all other letters, agreements and other documents (collectively, the "Debt Financing Documents") issued to the Purchaser or to which the Purchaser is a party in connection with the debt financing of the Subject Transactions (the "Financing"). The Purchaser has also delivered to the Company complete and correct executed copies of the documents listed in Part II of Exhibit D and all other letters, agreements and other documents (collectively, the "Equity Financing Documents" and collectively with the Debt Financing Documents, the "Financing Documents") issued to the Purchaser or to which the Purchaser is a party in connection with the equity financing for the Subject Transactions (the "Equity Investment"). The Financing Documents are in full force and effect, are not subject to any conditions other than those contained therein, and have not been amended or modified in any respect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of the Purchaser or the Finance Parties, as the case may be. There are no facts and circumstances known to the Purchaser or its Affiliates that any of them believes or has reason to believe is reasonably likely to (i) prevent the conditions described in the Financing Documents from being satisfied, (ii) prevent the Purchaser from receiving financing pursuant to the terms of the Financing Documents or (iii) make any of the conditions or assumptions set forth in the Financing Documents unreasonable. The Finance Parties have not advised the Purchaser or any of its Affiliates of any facts which cause them to believe the financing contemplated by the Financing Documents will not be consummated substantially in accordance with the terms thereof. Assuming satisfaction of all applicable conditions set forth in the Debt Financing Documents, at the Closing Date, the Purchaser will be capitalized with the Equity Investment, which, together with the proceeds from the Financing and available cash of the Purchaser, will provide sufficient funds to consummate the Subject Transactions.

                  SECTION 5.8. SOPHISTICATED INVESTOR.

                  The Purchaser is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, all information which it considers necessary or advisable to enable it to make an informed investment decision concerning its purchase of the Common Stock. The Purchaser is acquiring the Common Stock for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. The Purchaser is an "accredited investor" as such term is defined in the regulations promulgated under the Securities Act.

                  SECTION 5.9. OTHER INVESTMENT REPRESENTATIONS.

                  The Purchaser acknowledges that (i) the Purchaser and its employees, agents and accounting and legal representatives have been afforded access to the books, records, key personnel, facilities and other information related to the Common Stock and the business and affairs of the Company and its Subsidiaries; (ii) the Purchaser and its employees, agents and accounting and legal representatives have been given an opportunity to ask questions relating to the Common Stock and the business and affairs of the Company and its Subsidiaries and to receive answers thereto; (iii) the Purchaser has performed such due diligence as the Purchaser deemed necessary in order to review and assess the properties, business and affairs of the Company and its Subsidiaries in connection with its acquisition of the Common Stock (including the matters set forth in the Schedules attached hereto); and (iv) each of the Finance Parties has similarly been afforded access to information and conducted such due diligence as such Finance Parties required. In completing the Subject Transactions, the Purchaser has not and is not relying on any representation or warranty, whether by any Stockholder, the Company or any other Person, which is not expressly set forth in this Agreement. The Purchaser understands that no party hereto nor any Affiliates, representatives or agents of any party is making any representation or warranty whatsoever, oral or written, express or implied, other than as set forth in this Agreement, and the Purchaser is not relying on any statement, representation or warranty, oral or written, express or implied, made by another party hereto, such other party's Affiliates, representatives or agents, or any other Person, except as set forth in this Agreement.

                  SECTION 5.10. BROKERS.

                  No broker, investment bank, finder, financial adviser or other person has acted as such for, or is entitled to any compensation from, the Purchaser or its Affiliates in connection with this Agreement or the Subject Transactions, except as set forth on Schedule 5.10.

                  SECTION 5.11. INFORMATION SUPPLIED.

                  None of the written information supplied or to be supplied by the Purchaser specifically for inclusion or incorporation by reference in the Tender Offer Documents will, at the time the Offer to Purchase first is mailed to holders of the Notes, at any time it is amended or supplemented or at any time prior to the expiration of the Tender Offers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI.

                                    COVENANTS

                  SECTION 6.1. CONDUCT OF THE BUSINESS PENDING THE CLOSING.

                  The Company will not, and the Company will not permit any of its Subsidiaries to, take any action with the purpose of causing any of the conditions to the Purchaser's obligations set forth in Article VII hereof to not be satisfied. Except as contemplated by this Agreement, as set forth on Schedule
6.1 or with the prior written consent of the Purchaser, during the period from the date of this Agreement to the Closing, the Company will, and will cause each of its Subsidiaries to, conduct their respective businesses according to their ordinary and usual course of business and to use all commercially reasonable efforts consistent therewith (x) to preserve intact their respective material properties, assets and business organizations and (y) to maintain satisfactory relationships with material customers, suppliers, distributors, regulators, creditors and others having business relationships with the Company and its Subsidiaries, in each case in the ordinary course of business; provided, however, that none of the Company or its Subsidiaries shall be required to incur any costs or expenses or otherwise expend any monies out of the ordinary course of business in connection with such efforts. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

                           (i) except for the issuance of Common Stock upon the exercise of currently outstanding Options, issue, sell or pledge, or authorize or propose the issuance, sale or pledge, of additional shares of capital stock of any class, or securities convertible into or exchangeable for shares of capital stock, or any rights, warrants or options to acquire any such shares, or other convertible securities of the Company or its Subsidiaries;

                           (ii) split, combine or reclassify any shares of the Capital Stock of the Company or its Subsidiaries or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the Capital Stock of the Company or its Subsidiaries, other than, with respect to dividends or distributions, cash dividends and distributions by a direct or indirect wholly-owned Subsidiary to the Company or another direct or indirect wholly-owned Subsidiary;

                           (iii) enter into an agreement with respect to any merger, consolidation, liquidation or business combination involving the Company or any of its Subsidiaries, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

                           (iv) propose or adopt any amendment to the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries;

                           (v) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business thereof or (B) make any investment, either by purchase of stock or securities, contributions to capital (other than to a Subsidiary), property transfer or purchase of any property or assets of any Person, except pursuant to Contracts in effect on the date of this Agreement and disclosed on Schedule 6.1(v) hereto;

                           (vi) except for borrowings under existing lines of credit in the ordinary course of business, incur any long-term Indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

                           (vii) cancel any material third party Indebtedness owed to the Company or any of its Subsidiaries (other than Indebtedness owed to the Company or any of its wholly-owned Subsidiaries by another wholly-owned Subsidiary);

                           (viii) (A) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business consistent with past practice, (B) hire any new employees except in the ordinary course of business consistent with past practice, (C) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement to any such director, officer or employee, whether past or present, or (C) enter into or amend any employment, bonus, severance or retirement contract or adopt or amend any Benefit Plan, except in the ordinary course of business consistent with past practice;

                           (ix) (A) except for the sale of inventory in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of any of its material property or assets, or (B) create Encumbrances on any of its material property or assets, in each case described in this clause (B) in excess of Fifty Thousand Dollars ($50,000) per transaction or One Hundred Thousand Dollars ($100,000) in the aggregate;

                           (x) sell, assign, lease, license, transfer or otherwise dispose of, mortgage, pledge or encumber, any Owned Real Property, or amend, terminate, modify or renew any Real Property Lease except as disclosed on Schedule 6.1;

                           (xi) make any loans, advances or capital contributions (other than advances for travel and other normal business expenses to officers and employees), except in the ordinary course of business and in an aggregate amount outstanding at any one time not to exceed One Hundred Thousand Dollars ($100,000);

                           (xii) commit to make any capital expenditure not set forth on Schedule 6.1(xii) (unless consistent with subsection (xiii) following) or fail to make capital expenditures consistent with past practices (even in excess of amounts set forth on Schedule 6.1(xii)) or fail to expend aggregate cash amounts in any month in respect of commitments made between the date hereof and the Closing Date less than the amount set forth on Schedule 6.1(xii) hereto with respect to such month (unless such amounts may be avoided or deferred consistent with past practices);

                           (xiii) fail to maintain all its assets in good repair and condition, except to the extent of wear or use in the ordinary course of business or damage by fire or other unavoidable casualty;

                           (xiv) make or change any Tax election, release, assign, settle or compromise any material Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax, except in the ordinary course of business consistent with past practice, or fail to make timely any estimated payment for Taxes in accordance with Applicable Law;

                           (xv) except as may be required as a result of a change in Applicable Law or GAAP, change any accounting principles or practices used by the Company or any of its Subsidiaries;

                           (xvi) institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any court, arbitrator or governmental or regulatory body threatened against, relating to or involving the Company or any of its Subsidiaries in connection with any business, asset or property of the Company or any of its Subsidiaries, other than in the ordinary course of business but not, in any individual case, in excess of One Hundred Thousand Dollars ($100,000) ;

                           (xvii) enter into any Contract with a term of more than thirty six (36) months or involving the payment, or provision of goods or services, in excess of One Million Dollars ($1,000,000) or enter into any Contract outside of the ordinary course of business consistent with past practices;

                           (xviii) fail to pay the accounts payable or other liabilities of the Company or any of its Subsidiaries in a manner consistent with the practices of the Company and its Subsidiaries prior to the date hereof or take any action not consistent with the past practices of the Company and its Subsidiaries that is designed to accelerate or has the effect of accelerating the receipt by the Company or any of its Subsidiaries of any amounts of cash earlier than such cash would have been realized consistent with the past practices of the Company and its Subsidiaries; or

                           (xix) agree in writing to take any of the foregoing actions.

                  SECTION 6.2. CERTAIN TRANSACTIONS.

                  The Stockholders and the Company agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Stockholders, the Company, any of its Subsidiaries nor any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries (other than any sale of assets to be sold in the ordinary course of business consistent with past practice and otherwise not in violation of the terms of this Agreement),
(B) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries, (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries or (D) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing. The Company shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Stockholders and the Company agree not to, and to cause each of the Subsidiaries not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Subsidiary is a party.

                  SECTION 6.3. INVESTIGATIONS; PRE-CLOSING ACCESS.

                  (a) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, allow the Purchaser, through its employees and representatives, to make such continuing investigation of the assets, liabilities, business, operations, books and records of the Company and its Subsidiaries as the Purchaser may reasonably request. Any investigation or examination by the Purchaser of the Company and its Subsidiaries or access pursuant to this Section 6.3 shall be conducted or occur at reasonable times during regular business hours, as approved in advance by the Chief Executive Officer of the Company; the Company shall, and shall cause its Subsidiaries and their respective employees and representatives, including, without limitation, counsel, investment bankers and independent public accountants, to, cooperate with the Purchaser's employees and its representatives in connection with such review and examination; and any such investigation, examination or interview shall be subject to the terms and conditions of the Confidentiality Agreement or, at the request of the Company, a separate confidentiality agreement between the Company and each of such employees and representatives that is substantially identical to the Confidentiality Agreement. Without limiting the foregoing, the Company shall also deliver to Purchaser and its advisors such tax returns, supporting materials and related documents as Purchaser reasonably deems necessary to diligence the principal amount of the Defeasance Cost Tax Note.

                  (b) Between the date hereof and the Closing, the Company shall furnish to the Purchaser as soon as available and in any event not later than the end of each fiscal month, an unaudited consolidated balance sheet of the Company as of the end of the preceding fiscal month and the related consolidated statements of earnings and stockholders' equity (deficit) for such period, and, as soon as available and in any event within twenty-five (25) Business Days after the end of each fiscal quarter, a statement of cash flows for the quarter then ended, each prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to its monthly and quarterly financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its consolidated financial position (taking into account the differences between the monthly and quarterly statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

                  (c) The foregoing shall not require the Company or any of its Subsidiaries to (i) permit any inspection, or to disclose any information, that in their reasonable judgment could reasonably be expected to result in (A) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company or any of its Subsidiaries with respect to confidentiality provided that they shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (B) the waiver of any applicable attorney-client privilege, or (C) the violation of any Applicable Law or (ii) provide access to any property for purposes of testing or invasive sampling of soil groundwater, structural or mechanical components, tanks or other conditions.

                  (d) Notwithstanding any other provisions of this Section 6.3, the Purchaser and each other party to this Agreement shall cooperate in implementing the provisions of this Section 6.3 so as not to prevent or interfere with the compliance with Section 6.1 hereof.

                  SECTION 6.4. HSR ACT FILINGS; CONSENTS.

                  (a) The Company, the Significant Stockholders and the Purchaser shall, to the extent required by the HSR Act, as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement, file, or cause to be filed, (i) Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection with the Subject Transactions and (ii) any similar notices or filings required to be made under any competition law or similar statute or regulation of any foreign jurisdiction in connection with the Subject Transactions, and will use their respective reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or any applicable foreign Government Entity for additional information or documentation and to cause the waiting periods under the HSR Act (and any competition law or similar statute or regulation of any foreign jurisdiction) to terminate or expire at the earliest possible date or to obtain any necessary consents or approvals from any such Government Entity. Each of the Company and the Purchaser shall inform the other promptly of any communication made by or on behalf of such party to, or received from, the FTC, the Antitrust Division or any applicable foreign Government Entity and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act or similar foreign statute or regulation. The parties hereto agree not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

                  (b) The Company, the Significant Stockholders and the Purchaser shall cooperate and use reasonable best efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Government Entities necessary to authorize, approve or permit the consummation of the Subject Transactions. The Company, the Significant Stockholders and the Purchaser shall cooperate and use reasonable best efforts to obtain all other consents and approvals to the Subject Transactions, including (i) the matters set forth on Schedule 3.6, Schedule 4.4 and Schedule 6.4, (ii) of any Person from whom consents and approvals are required under any Contract to which the Company or any of its Subsidiaries is a party, and (iii) the consents of any other third parties.

                  (c) Each party shall provide all necessary information, documentation and communications to any Government Entities and other Persons required to consummate the Subject Transactions. Each party shall cooperate with the other in obtaining, as promptly as practicable, all approvals, authorizations and clearances of Government Entities and other Persons required to consummate the Subject Transactions. Each party hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information or other applicable confidentiality requirements, all the information relating to the Significant Stockholders, the Company or its Subsidiaries, the Purchaser or any of their respective Affiliates, as the case may be, that appears in any filings or other submissions with, or other written materials submitted to, any third party or Government Entity in connection with Subject Transactions. The Company, the Significant Stockholders and the Purchaser agree, subject to Applicable Laws relating to the exchange of information or applicable confidentiality agreements, that they will keep the other apprised of the status of matters relating to completion of the Subject Transactions, including promptly furnishing the other with copies of any notice or other communications received by any of the Significant Stockholders, the Company or any of its Subsidiaries, or the Purchaser, as the case may be, from any third party or Government Entity with respect to the Subject Transactions, including, without limitation, all notices of claims, suits and actions for which any such party receives service of process.

                  (d) Notwithstanding anything contained in this Section 6.4, neither the Company, its Subsidiaries, the Securityholders nor the Purchaser and its direct or indirect equity owners shall be obligated to: sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or operations, of the Company, its Subsidiaries, the Securityholders or the Purchaser or any of its direct or indirect equity owners (as the case may be). The Purchaser covenants that it will not, and will not permit any of its Affiliates to, acquire at any time prior to the Closing Date any interest in any Person (or any assets of any Person) that competes in any material respect in any relevant market with any of the businesses conducted by the Company or any of its Subsidiaries on the date hereof.

                  SECTION 6.5. FURTHER ASSURANCES.

                  (a) Upon the terms and subject to the conditions herein provided, on and prior to the Closing Date, each of the Company, the Significant Stockholders and the Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable under Applicable Laws to consummate and make effective the Subject Transactions, including without limitation in the case of the Significant Stockholders terminating without further liability on the part of the Company the agreements set forth on Exhibit I hereto.

                  (b) The Purchaser shall use reasonable best efforts to obtain the Financing and the Equity Investment described in the Financing Documents in order to consummate the Subject Transactions (including, without limitation, borrowing the Interim Loans (as defined in, and subject to the terms of, the Debt Financing Documents (as defined in Section 5.7 hereof)). The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, directors, agents, employees, financial advisors, counsel, accountants and other representatives and Affiliates to provide, such cooperation as may be reasonably requested by the Purchaser and approved by counsel for the Company and the Stockholders (which approval shall not be unreasonably withheld or delayed) in connection with the arrangement of the Financing, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any further commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including comfort letters of accountants and such other certificates or documents as the Purchaser may reasonably request from time to time.

                  (c) In the event that at any time funds are not or have not been made available pursuant to the Financing Documents so as to enable the Purchaser to proceed with the Subject Transactions in a timely manner, the Purchaser shall (i) use its reasonable best efforts to obtain alternative funding in an amount at least equal to the amount to be provided pursuant to the

Financing Documents on terms and conditions substantially comparable to those provided in the Financing Documents, or otherwise on terms reasonably acceptable to the Purchaser, and (ii) shall continue to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the Subject Transactions.

                  (d) Following the date hereof, the Purchaser shall promptly disclose to the Company any amendment or modification, or any termination or cancellation of, the Financing, or any information that becomes known to the Purchaser or its Affiliates and that makes it unlikely that the condition set forth in Section 7.6 will be satisfied at the Closing. None of the Purchaser or any of its Affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Finance Parties or other Persons not to fund any of the financing provided for in the Financing Documents.

                  (e) Between the date hereof and the Closing Date each party hereto will promptly notify the others in writing of any breach of any representation, warranty, covenant or agreement of such party or the occurrence of any event or condition that is reasonably likely to result in the failure of the conditions of any party to consummate the Closing; provided, however, that the Lehman Stockholders shall have no such obligation with respect to any information it might learn from or about Lehman Brothers Inc. or any of the Affiliates of Lehman Brothers Inc. other than the Lehman Stockholders.

                  SECTION 6.6. TRANSACTION EXPENSES; DEFEASANCE COSTS.

                  (a) Except as otherwise specifically provided in this Agreement, (i) the Company shall bear all Company Transaction Expenses, (ii) the Purchaser shall bear all Purchaser Transaction Expenses and (iii) each Stockholder shall bear its respective fees, costs and expenses incurred by such Stockholder relating to the Subject Transactions (whether incurred prior to or after the date hereof), including fees and disbursements of counsel, financial advisors, consultants, accountants, actuaries and other advisors, but in the case of each Significant Stockholder only to the extent that such do not constitute Company Transaction Expenses.

                  (b) Each Significant Stockholder shall submit to the Company and the Purchaser, not later than the close of business, New York, New York time, three (3) Business Days prior to the Closing Date, a schedule setting forth all fees, costs and expenses that such Significant Stockholder shall have incurred in connection with the Subject Transactions, and only such fees, costs and expenses as are on such schedule shall constitute Company Transaction Expenses. Each Stockholder shall indemnify and hold harmless the Purchaser, the Company and its Subsidiaries for any and all such fees, costs and expenses incurred by such Stockholder relating to the Subject Transactions (whether incurred prior to or after the date hereof) to the extent that such do not constitute Company Transaction Expenses.

                  (c) From the date hereof until the Closing Date, the Company shall provide written notice to the Purchaser of the payment prior to the Closing Date of any Company Transaction Expenses or Defeasance Costs, including the amount thereof, promptly after the payment thereof; provided, however, that the Company shall not be required to provide such notice until the aggregate amount of all Company Transaction Expenses and Defeasance Costs previously paid by the Company or any of its Subsidiaries without notice to the Purchaser pursuant to this Section 6.6(c) equals or exceeds (or after giving effect to any such payment would exceed) Twenty Five Thousand Dollars ($25,000). The Significant Stockholders and the Company hereby covenant and agree that the Company shall cause all of the Company Transaction Expenses and Defeasance Costs (other than any Tender Offer Consideration and any Consent Payments that may become payable after the Closing) to be paid on or prior to the Closing Date, and the Significant Stockholders shall, severally in proportion to their respective Pro Rata Portions, indemnify the Purchaser and the Company for any Company Transaction Expenses or Defeasance Costs (other than any Tender Offer Consideration and any Consent Payments that may become payable after the Closing) that remain unpaid after the Closing.

                  SECTION 6.7. EMPLOYEE MATTERS.

                  (a) The Purchaser acknowledges that the employees of the Company and its Subsidiaries immediately prior to the Closing will continue to be employed by the Company or one of its Subsidiaries immediately after the time of the Closing and that the terms of employment for such employees will be the same terms and conditions as are applicable prior to the Closing, except to the extent any such employee becomes a party to an Employment Agreement on the Closing Date. The Purchaser shall cause the Company and its Subsidiaries to provide, for a period of twelve (12) months after the Closing Date, welfare, retirement and fringe benefits to all Persons employed by the Company or any Subsidiary (and any of their eligible dependents as of the Closing Date) (collectively, the "Company Employees") substantially similar, in each case, to the benefits provided to the Company Employees under the Benefit Plans immediately before the Closing Date, except to the extent otherwise provided in any Employment Agreement to which any Company Employee becomes a party on the Closing Date. Without limiting the generality of the foregoing, in the event that the employment of any Company Employee is terminated by the Company or any Subsidiary prior to the first anniversary of the Closing Date, such Company Employee shall have the same rights to receive such benefits, including a severance benefit (if one is payable under the circumstances), that are not less than the rights to receive benefits that the Company Employee would have had in connection with such Company Employee's termination of employment under the terms of the Benefit Plans in which such Company Employee participated immediately prior to the Closing. This Section 6.7(a) is intended to be for the benefit of and to grant third party rights to the Company Employees whether or not parties to this Agreement, and each of the Company Employees shall be entitled to enforce the covenants contained herein.

                  (b) Effective as of the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to offer employment agreements to the employees whose names are set forth on Schedule 6.7(b) hereof (the "Key Employees"). The forms of such employment agreements are attached as part of Exhibit E.

                  (c) Effective as of the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to offer employment agreements to Bernard
L. Schwartz and Kenneth M. Schwartz. The forms of such employment agreements are attached hereto as part of Exhibit E.

                  (d) Subject to Section 6.7(a) and the terms of any Employment Agreement (with respect to any Company Employee who becomes a party thereto on the Closing Date), the Company may amend or terminate any of the Benefit Plans at any time following the Closing Date in accordance with their respective terms and Applicable Law. In connection with any employee benefit plan (other than the Benefit Plans) provided to the Company Employees after the Closing Date (i) participants therein shall receive full credit for all service with the Company and its Subsidiaries, including, but not limited to, recognition of service for eligibility and vesting (but not for purposes of benefit accruals under any pension or retirement plan), (ii) the Purchaser shall cause the Company to waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to the employees under the Company's welfare plans (except for limitations or waiting periods that are already in effect and that have not been satisfied with respect to such employees under the Benefit Plans), and (iii) participants therein shall receive credit for any co-payments and deductibles paid by such employees under the Benefit Plans for the year in which such participation commences.

                  (e) The Company shall promptly notify the Purchaser of any pre-Closing communications it or any of its Affiliates, directors, officers, employees, attorneys or other representatives receive from the Department of Labor or the PBGC relating to the matters that are the subject of this Agreement or any Ancillary Agreement and permit the Purchaser to review in advance any proposed filing or written communication by the Company to the Department of Labor or the PBGC. The Purchaser will provide the Company and the PBGC with all documents and information required to respond to any inquiry from the Department of Labor or the PBGC.

                  SECTION 6.8. INDEMNIFICATION OF DIRECTORS AND OFFICERS; RELEASES.

                  (a) It is understood and agreed that the Company shall, to the fullest extent permitted under the Delaware General Corporation Law and regardless of whether the Closing occurs, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and of the Company's Subsidiaries (each a "Company Indemnified Party" and collectively the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation, liabilities arising out of or pertaining to acts or omissions (other than illegal acts or fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the Closing Date; provided, however, that no indemnification shall be made to (i) any Company Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such Company Indemnified Party did not, with the respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company (or any Subsidiary thereof) or (ii) any Securityholder or any of the officers, directors, employees, agents or Affiliates of any Securityholder that, in any such case, is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) to be in respect of any liabilities resulting from, relating to or arising out of any Purchaser Indemnifiable Matter. If any indemnity is paid to or for the benefit of any Company Indemnified Party pursuant to this Section 6.8(a) or otherwise, and it is later determined that such Company Indemnified Party was not entitled to any part of such indemnification, such Company Indemnified Party shall pay to the Company on demand such part of such indemnification together with interest thereon at a rate per annum equal to the Prime Rate from the date such indemnification was paid to or for the benefit of such Company Indemnified Party until such indemnification is repaid to the Company.

                  (b) In the event of any such claim, action, suit, proceeding or investigation, (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Company Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly as statements therefor are received, and (ii) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Company shall not be obligated pursuant to this Section 6.8(b) to pay the fees and disbursements of more than one counsel for all Company Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Company Indemnified Parties, two or more of such Company Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Closing Date, the Company shall (x) maintain or obtain officers' and directors' liability insurance, or purchase extension(s) of the discovery period under the Company's existing policies for a total of six (6) years, covering the Company Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy with respect to matters existing or occurring at or prior to the Closing Date on terms not less favorable than those in effect on the date of this Agreement in terms of scope of coverage and amounts (provided that in either such case the Company and the Representatives will work together to obtain such insurance at the lowest possible cost); and
(y) not amend the Certificate of Incorporation or By-Laws of the Company if the effect of doing so would be to reduce or narrow the scope of the Company's obligations to indemnify the Company Indemnified Parties or to reduce or narrow the scope of any exculpatory provision in favor of the Company Indemnified Parties. This Section 6.8 shall survive the Closing Date. The Purchaser shall cause the Company to comply with this Section 6.8 and to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any Person to enforce the obligations of the Purchaser and the Company under this Section 6.8. This Section 6.8 is intended to be for the benefit of and to grant third party rights to Company Indemnified Parties whether or not parties to this Agreement, and each of the Company Indemnified Parties shall be entitled to enforce the covenants contained herein.

                  (c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this
Section 6.8. Notwithstanding the foregoing, no transfer or assignment shall release any Person from that Person's obligations as set forth in this Section 6.8.

                  SECTION 6.9. STOCK OPTIONS.

                  Prior to the Closing Date, the Company shall comply with the terms of each Option, subject to the terms of this Agreement. To the extent any Options are exercised in whole or in part prior to the Closing, the Company shall cause the exercising holder to execute a joinder to this Agreement, in the form of Exhibit F, to become a Stockholder hereunder with respect to all of the shares of Common Stock issuable with respect to such Option. Prior to the Closing Date, the Company shall cause each Optionholder who has not exercised such Optionholder's Options to enter into an Option Termination Agreement. At the Closing, each Option then outstanding and unexercised shall be cancelled and terminated in exchange for the cash payment to the applicable holder as provided in Sections 2.1 and 2.2, and the Option Plans shall be terminated.

                  SECTION 6.10. CUSTODY OF SHARE CERTIFICATES.

                  Concurrently with the execution of this Agreement, each of the Stockholders and the Company shall enter into a custody agreement, in the form attached hereto as Exhibit L (the "Custody Agreement"), with Ronald H. Kisner (the "Custodian") and each of the Stockholders shall deliver to the Custodian certificate(s) with appropriate transfer stamps, if any, affixed thereto, representing the shares of Common Stock owned by such Stockholder with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer. As soon as practicable after the date hereof, but in any event no less than three (3) Business Days prior to the Closing Date, the Company shall, or shall cause each Optionholder to, deliver to the Custodian all Option Termination Agreements and any other agreements pertaining to the Options held by the Optionholders accompanied by other duly executed instruments of transfer as the Custodian may reasonably require. The Custodian will hold such certificates evidencing the shares of Common Stock and Option Termination Agreements in accordance with the terms of the Custody Agreement until the Closing or the termination of this Agreement.

                  SECTION 6.11. NOTES TENDER OFFER.

                  (a) Promptly after the date of this Agreement and in any event not later than five (5) Business Days after the date hereof, the Company will commence (i) a cash tender offer (the "9 5/8% Notes Tender Offer") in respect of all of the outstanding 9 5/8% Notes and (ii) a cash tender offer (the "9 1/4% Notes Tender Offer" and, together with the 9 5/8 Notes Tender Offer, the "Tender Offers") in respect of all of the outstanding 9 1/4% Notes. The aggregate consideration payable to each holder of 9 5/8% Notes pursuant to the 9 5/8% Notes Tender Offer and each holder of 9 1/4% Notes pursuant to the 9 1/4% Notes Tender Offer, in respect of Notes validly tendered and not validly withdrawn prior to the relevant expiration date of the relevant Tender Offer, shall be an amount in cash (the "Tender Offer Consideration") to be mutually agreed upon by the Purchaser and the Representatives within four (4) Business Days after the date of this Agreement. Such Tender Offer Consideration may be increased from time to time by the Company at any time from that set forth in the respective drafts of the Offer to Purchase delivered to the Purchaser concurrent with the execution of this Agreement. Each Tender Offer shall be made pursuant to the relevant Offer to Purchase.

                  (b) As part of each of the Tender Offers, the Company shall solicit the consent of the holders of the respective series of Notes to certain amendments, including the elimination of the covenants set forth on Schedule
6.11 (the "Proposed Amendments"), to the respective indentures governing such series of Notes as described in the respective Offers to Purchase (the "Notes Consents"), and shall offer to pay an amount in cash (the "Consent Payment") to be mutually agreed upon by the Purchaser and the Representatives within four (4) Business Days after the date of this Agreement (which amount shall not be less than the amounts set forth in the respective drafts of the Offer to Purchase delivered to the Purchaser concurrent with the execution of this Agreement), as such amount may be increased by the Company from time to time, to each holder of a Note who is entitled to vote on the Proposed Amendments and who validly consents to the Proposed Amendments prior to the tenth (10th) day after the commencement of the relevant Tender Offer (as such date may be extended, provided that the consent of the Purchaser (which shall not be unreasonably delayed or withheld) is required to extend more than five business days), the "Consent Date"). The Company represents that the Proposed Amendments do not require the consent of the holders of more than a majority of the outstanding principal amount of the 9 5/8% Notes or the 9 1/4% Notes, respectively, entitled to vote thereon and that, to the Knowledge of the Company, the aggregate principal amount of the 9 5/8% Notes and the 9 1/4% Notes not entitled to vote thereon does not exceed $800,000 and $3,184,000, respectively.

                  (c) The Company's obligation pursuant to each Tender Offer to accept for payment and pay for any of the Notes tendered pursuant to such Tender Offer shall be subject to the following conditions: (i) the consummation of the Closing and (ii) such other conditions as are customary or appropriate for transactions similar to the Tender Offers. Subject to the terms and conditions of the Tender Offers, the Company agrees to accept for payment and to pay for (at the times specified in the relevant Offer to Purchase) all Notes validly tendered and not validly withdrawn. The Company will not waive any of the conditions to either Tender Offer without the consent of the Purchaser, which consent shall not be unreasonably delayed or withheld.

                  (d) The Company shall, as promptly as practicable after the date of this Agreement, (i) complete the preparation of the Offers to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Tender Offer Documents"), relating to each Tender Offer and (ii) disseminate to the record holders of the 9 5/8% Notes and 9 1/4% Notes and, to the extent known by the Company, the beneficial owners thereof (collectively, the "Noteholders"), the Tender Offer Documents relating to the applicable Tender Offer; provided, however, that prior to the dissemination thereof, the Company shall consult with the Purchaser with respect to all of the Tender Offer Documents and shall afford the Purchaser reasonable opportunity to comment thereon. The Tender Offer Documents will comply with all Applicable Laws and the Company shall make all filings or obtain all consents required under Applicable Law with respect thereto. The Purchaser shall provide the Company with any information for inclusion in the Tender Offer Documents which may be required under Applicable Laws and which is reasonably requested by the Company. If at any time prior to the acceptance of the 9 5/8% Notes or 9 1/4% Notes pursuant to the Tender Offers, any event should occur that is required by Applicable Law to be set forth in an amendment of, or a supplement to, any of the Tender Offer Documents, the Company will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with the Purchaser with respect to such amendment or supplement and shall afford the Purchaser reasonable opportunity to comment thereon. The Company will notify the Purchaser at least three (3) Business Days prior to the mailing of any amendment or supplement to the Tender Offer Documents to the Noteholders.

                  (e) With respect to each of the 9 5/8% Notes and 9 1/4% Notes, at such time as the Company receives Note Consents from Noteholders holding at least a majority of the aggregate principal amount of each such series entitled to vote thereon, the Company agrees to execute, and to cause all of the guarantors that are a party to the indenture governing such notes (the "Applicable Indenture") to execute, and will use reasonable best efforts to cause the trustee under the Applicable Indenture to execute, a supplemental indenture (a "Supplemental Indenture") in order to give effect to the applicable Proposed Amendments; provided, however, that notwithstanding the fact that any Supplemental Indenture will become effective upon such execution, the Proposed Amendments set forth therein will not become operative unless and until all conditions to such Tender Offer have been satisfied or waived by the Company and the Company accepts on the Closing Date the 9 5/8% Notes or 9 1/4% Notes, as applicable, (and related Notes Consents) validly tendered and not theretofore validly withdrawn for purchase and payment pursuant to such Tender Offer. In such event, the parties hereto agree, and the Tender Offer Documents will provide, that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment on the Closing Date, and the Company will thereafter be obligated to pay all Tender Offer Consideration and Consent Payments in accordance with the terms of the relevant Offer to Purchase.

                  (f) If at any time prior to the Closing Date any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to any Tender Offer Documents mailed to any Noteholder so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, the Company shall promptly prepare an appropriate amendment or supplement describing such information, and, if required, file such amendment or supplement with the SEC or disseminate such amendment or supplement to the applicable Noteholders.

                  (g) If the Notes Consent Condition shall not have been satisfied by the Closing Date with respect to either or both of the 9 5/8% Notes or the 9 1/4% Notes, then, at the Purchaser's election and provided the Purchaser complies with subsection (h) of this Section 6.11, on the Closing Date the Company (i) shall irrevocably deposit with the applicable trustee the amount required to satisfy the applicable "covenant defeasance" condition of the 9 5/8% Notes or the 9 1/4% Notes, as applicable, and (ii) shall comply with all other conditions to a "covenant defeasance" that are capable of being satisfied by the Closing Date (a "Note Defeasance").

                  (h) The Purchaser shall take any and all necessary action to provide, or cause to be provided, to the Company at the Closing funds in an amount equal to the Closing Date Indebtedness attributable to the 9 5/8% Notes or 9 1/4% Notes, as applicable, validly tendered and not theretofore validly withdrawn pursuant to the relevant Tender Offer, which funds shall be used by the Company, together with other funds available to the Company, to consummate the Tender Offers and/or any required Note Defeasance on the Closing Date, provided that the conditions to the consummation of the Closing have been satisfied or waived.

                  (i) Each of the Significant Stockholders hereby agree to tender all of the Notes held by them in the Tender Offers and to cause each of their respective Affiliates (provided that the Lehman Stockholders will not be so obligated with respect to Lehman Brothers Inc. or any Affiliates of Lehman Brothers Inc. other than the Lehman Stockholders) to tender all of the Notes held by them in the Tender Offers.

                  SECTION 6.12. ESTOPPEL CERTIFICATES.

                  The Company shall exercise commercially reasonable efforts to deliver to the Purchaser at the Closing an estoppel certificate, executed by each landlord under the Real Property Leases and substantially in the form attached hereto as Exhibit N or in the form required under the applicable Real Property Lease. To the extent an estoppel certificate is delivered to the Purchaser with respect to a Real Property Lease, any representations and warranties of the Company or its Subsidiaries hereunder relating to such Real Property Lease that are specifically set forth in the applicable estoppel certificate shall no longer be required to be made by the Company or its Subsidiaries hereunder with respect to the matters covered by such estoppel certificate and such representations and warranties shall, to such extent (but only to such extent), be deemed to be null and void and of no force or effect. If obtained, such estoppel certificates shall not disclose any information relating to the applicable Real Property Lease which would, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 6.13. CERTAIN TAX MATTERS.

                  (a) To the extent permitted by Applicable Law, the parties hereto agree to cause state and local Tax periods of the Company and its Subsidiaries to be closed at the close of business on the Closing Date. The Purchaser agrees that, as of the day following the Closing Date, the Company shall become a member of the "affiliated group" of corporations of which the Purchaser is a member, as defined in Code Section 1504(a) (the "Purchaser Tax Group"), and shall be included in a federal consolidated income Tax Return that will be filed by such affiliated group for a taxable period that will include the day following the Closing Date. The Purchaser shall timely file or cause to be timely filed when due all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date (including, without limitation, a federal income Tax Return for the Company and its Subsidiaries for the taxable period ending on the Closing Date) and the Purchaser shall pay or cause to be paid all Taxes shown as due on such Tax Returns (subject in all cases to Section 9.3). All Straddle Period Tax Returns and all Tax Returns relating to periods ending on or before the Closing Date that are prepared by the Purchaser pursuant to this Section 6.13 shall be prepared in a manner consistent with past practice. The Purchaser will not permit the Company and its Subsidiaries to treat the Subject Transactions as being properly allocable to the portion of the Closing Date occurring after the Closing or as occurring after the Closing Date pursuant to the "Next Day Rule" under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). The Tax Returns described in the second preceding sentence shall be submitted to the Representatives no later than fifteen (15) Business Days prior to the due date and filing thereof for review and approval of the Representatives. The Representatives shall respond in writing to the Purchaser with any comments within five (5) Business Days of receiving the draft Tax Return(s). The Representatives and the Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by and mutually agreeable to the Purchaser and the Representatives. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. All Straddle Period Tax Returns and all Tax Returns relating to periods ending on or before the Closing Date that are prepared by the Purchaser pursuant to this Section
6.13 shall be prepared and filed as soon as practicable (but in no event after the due date of such Tax Return, including any extension thereof). The Purchaser shall, upon the Representatives' written request, prepare and prosecute a claim or suit for a refund of or reduction in Taxes for any taxable period, provided that the Significant Stockholders shall pay all reasonable expenses in connection with the preparation and prosecution of such claim or suit. The Purchaser shall not file any amended Tax Return for any period of the Company and its Subsidiaries ending on or prior to the Closing Date or for the Straddle Period without the prior written consent of the Representatives (which consent shall not be unreasonably delayed or withheld).

                  (b) The Purchaser, the Stockholders, the Company and each of their respective Subsidiaries shall reasonably cooperate, and shall cause their respective Affiliates and such parties' respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.

                  (c) For purposes of this Section 6.13, whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company and its Subsidiaries were closed at the end of the Closing Date. However, (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (B) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

                                  ARTICLE VII.

        CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

                  The obligations of the Purchaser under this Agreement to consummate the Closing are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it to the extent permitted by law:

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

                  SECTION 7.1. REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties contained in Article III and Article IV of this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered on the Closing Date by the Company or any of the Stockholders pursuant hereto shall be true and correct on the date hereof and as of the Closing Date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date, in each case, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Material Adverse Effect" or words of similar import set forth herein or therein) would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of the Stockholders shall have delivered to the Purchaser a certificate to the foregoing effect (in respect of the Company's or such Stockholder's representations and warranties), dated the Closing Date and signed by the Company or such Stockholder.

                  SECTION 7.2. COMPLIANCE WITH COVENANTS.

                  The Company and the Stockholders shall have complied in all material respects with, or performed in all material respects in accordance with the terms of, their respective covenants contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered on the Closing Date by the Company or any of the Stockholders pursuant hereto to be complied with or performed prior to the Closing Date. The Company and each of the Stockholders shall have delivered to the Purchaser a certificate to the foregoing effect (in respect of the Company's or such Stockholder's covenants), dated the Closing Date and signed by the Company or such Stockholder.

                  SECTION 7.3. GOVERNMENTAL AND REGULATORY CONSENTS AND
APPROVALS.

                  (a) All Permits required by the Purchaser, the Company or any of its Subsidiaries, or any of the Stockholders, from the Government Entities listed on Exhibit G hereto shall have been obtained and shall be in full force and effect.

                  (b) The waiting period prescribed by the HSR Act or any competition law or similar statute or regulation of any foreign jurisdiction shall have terminated or expired, and any other governmental or regulatory notices required in order to consummate the Subject Transactions shall have been made (and any applicable waiting periods shall have expired or been terminated in accordance with Applicable Law) and all governmental approvals required shall have been received (and no such approvals shall contain any materially burdensome requirement on the Company or the Purchaser or its Affiliates). Notwithstanding the foregoing, the condition set forth in this Section 7.3(b) shall be deemed satisfied with respect to Brazil upon the making by the Company of any required filings with Brazilian Government Entities.

                  SECTION 7.4. INJUNCTION.

                  There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the Subject Transactions.

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

                  SECTION 7.5. MATERIALITY OF CONDITIONS.

                  Notwithstanding anything contained herein, no condition involving performance of agreements by the Company or any of the Stockholders (other than those in Article II) as of the Closing shall be deemed not fulfilled, and the Purchaser shall not be entitled to fail to consummate the Subject Transactions or terminate this Agreement on such basis, if the respects in which such agreements have not been performed, in the aggregate, would not have a Material Adverse Effect.

                  SECTION 7.6. FINANCING.

                  All of the conditions to the Finance Parties' obligations to provide the financing described in the Financing Documents shall be satisfied or waived by the party entitled to waive the same, other than those conditions described in the following paragraphs of Exhibit D to the Commitment Letter included in the Debt Financing Documents, in each case to the extent such paragraph is applicable to the Purchaser and the other entities that are, as of immediately prior to the Closing, Affiliates of the Purchaser: paragraph (a); paragraph (b); paragraph (c), but only in the event that the failure to satisfy such paragraph (c) is the result of a breach by Purchaser or any of its foregoing Affiliates of its obligations hereunder, under the Financing Documents or under any Ancillary Agreement; paragraph (f); paragraph (g)(ii), but only in the event that the failure to satisfy such paragraph (g)(ii) is the result of a breach by Purchaser or any of its foregoing Affiliates of its obligations hereunder, under the Financing Documents or under any Ancillary Agreement; paragraph (i), but only in the event that the failure to satisfy such paragraph
(i) is the result of a breach by Purchaser or any of its foregoing Affiliates of its obligations hereunder, under the Financing Documents or under any Ancillary Agreement; paragraph (j); paragraph (k); paragraph (l); and paragraph (n).

                  SECTION 7.7. NOTES SATISFACTION CONDITION; INDEBTEDNESS AND ENCUMBRANCES.

                  (a) The Note Satisfaction Condition shall have been satisfied.

                  (b) The Company shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser and the Finance Parties demonstrating that except for (i) such of the 9 5/8% Notes and/or 9 1/4% Notes as shall remain outstanding after completion of the Tender Offers, (ii) the Financing or (iii) as otherwise set forth in Schedule 7.7, neither the Company nor any of its Subsidiaries will have any Indebtedness outstanding upon consummation of the Subject Transactions and all Encumbrances on the Assets of the Company or any of its Subsidiaries securing payment for any Indebtedness will be terminated prior to or upon the consummation of the Subject Transactions.

                  SECTION 7.8. DOCUMENTS.

                  (a) The Purchaser shall have received (i) certificates, with appropriate transfer stamps, if any, affixed thereto, evidencing all of the shares of Common Stock duly endorsed for transfer to the Purchaser with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer, in each case transferring title to such shares of Common Stock to the Purchaser free and clear of all Encumbrances, (ii) Option Termination

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

Agreements duly executed by each Optionholder outstanding on the Closing Date and (iii) counterparts of each of the Ancillary Agreements (other than the Employment Agreements) executed by each of the Stockholders and such other Persons party thereto (other than the Purchaser).

                  (b) All documents and instruments of transfer delivered to the Purchaser at the Closing shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and shall be legally sufficient to consummate the Subject Transactions.

                  (c) The Purchaser shall have received a copy of (i) the certificates of incorporation, as amended (or similar organizational documents), of the Company and each Subsidiary, certified by the secretary of state (or other relevant authority) of the relevant jurisdiction, as of a date not unreasonably prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar document) since such date, and (ii) the by-laws (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity.

                  (d) The Purchaser shall have received good standing certificates for the Company and for each Subsidiary from the secretary of state (or other relevant authority) of the jurisdiction in which each such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which any of the Company or any Subsidiary is qualified to do business as a foreign corporation, in each case dated as of a date not unreasonably prior to the Closing Date.

                  SECTION 7.9. OPINIONS OF COUNSEL TO THE COMPANY.

                  The Purchaser shall have been furnished with an opinion of Willkie Farr & Gallagher LLP, external counsel to the Company, Ronald H. Kisner, Esq., General Counsel of the Company, Emma Bailey, Esq., Vice President and Associate General Counsel of Lehman Brothers Inc., and Willkie Farr & Gallagher LLP, counsel to The Bernard L. Schwartz 2004 Grantor Retained Annuity Trust, each dated as of the Closing Date, covering the matters set forth on Exhibit H-I, Exhibit H-II, Exhibit H-III, and Exhibit H-IV respectively, and which provide that the Finance Parties (and their respective successors and assigns) are entitled to rely upon such opinions.

                  SECTION 7.10. TERMINATION OF CERTAIN AFFILIATE AGREEMENTS.

                  Each of the agreements listed on Exhibit I hereto shall have been terminated and all costs, fees and expenses of the Company and its Subsidiaries incurred in connection therewith and not paid prior to the determination of the Closing Date Cash Balance shall be included in the determination of Company Transaction Expenses to be deducted from the Cash Purchase Price on the Closing Date.

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

                  SECTION 7.11. NO PLAN TERMINATION.

                  No Pension Plan that is sponsored by, or with respect to which a contribution is required of, the Company, any Subsidiary or any ERISA Affiliate shall, at the initiation of the PBGC or otherwise, have been terminated pursuant to Title IV of ERISA, no actions or proceedings for the termination of any such Pension Plan shall have been initiated or be pending and neither the Company, any subsidiary nor any ERISA Affiliate shall have authorized or agreed to any such termination.

                  SECTION 7.12. CONFIRMATION LETTERS.

                  The Company shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser demonstrating that all Company Transaction Expenses and Defeasance Costs will be paid in full concurrent with the Closing (or arrangements for the payment thereof reasonably satisfactory to the Purchaser shall have been made) and that each of the Persons to whom Company Transaction Expenses or Defeasance Costs are to be paid shall have delivered to the Company written confirmation (in form and substance reasonably satisfactory to the Purchaser) that all amounts owed to such Persons for Company Transaction Expenses and Defeasance Costs have been paid in full or can be paid concurrent with the Closing and confirming that none of the Company, any of its Subsidiaries and the Purchaser will have any further liability to such Person for any Company Transaction Expenses or Defeasance Costs (including any such Company Transactions Expenses or Defeasance Costs that may be incurred after the Closing) other than for services rendered after the Closing at the request of the Purchaser, the Company or any of its Subsidiaries made at any time after the Closing.

                                  ARTICLE VIII.

       CONDITIONS PRECEDENT TO THE OBLIGATION OF THE STOCKHOLDERS TO CLOSE

                  The obligations of each Stockholder under this Agreement to consummate the Closing are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by the Significant Stockholders, acting on behalf of all of the Stockholders, to the extent permitted by law:

                  SECTION 8.1. REPRESENTATIONS AND WARRANTIES.

                  The representations and warranties contained in Article V of this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered on the Closing Date by the Purchaser pursuant hereto shall be true and correct on the date hereof and as of the Closing Date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date, in each case, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to "materiality" (including the word "material") or "Purchaser Material Adverse Effect" or words of similar import set forth herein or therein) would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                  SECTION 8.2. COMPLIANCE WITH COVENANTS.

                  The Purchaser shall have complied in all material respects with, or performed in all material respects in accordance with the terms of, its covenants contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered on the Closing Date by the Purchaser pursuant hereto to be complied with or performed prior to the Closing Date. The Purchaser shall have delivered to the Representatives a certificate to the foregoing effect, dated the Closing Date and signed by a senior executive officer of the Purchaser.

                  SECTION 8.3. GOVERNMENTAL AND REGULATORY CONSENTS AND
APPROVALS.

                  (a) All Permits required by the Purchaser, the Company or any of its Subsidiaries, or any of the Stockholders, from the Government Entities listed on Exhibit G hereto shall have been obtained and shall be in full force and effect.

                  (b) The waiting period prescribed by the HSR Act or any competition law or similar statute or regulation of any foreign jurisdiction shall have terminated or expired, and any other governmental or regulatory notices required in order to consummate the Subject Transactions shall have been made (and any applicable waiting periods shall have expired or been terminated in accordance with Applicable Law) and all governmental approvals required shall have been received (and no such approvals shall contain any materially burdensome requirement on any Securityholder). Notwithstanding the foregoing, the condition set forth in this Section 8.3(b) shall be deemed satisfied with respect to Brazil upon the making by the Purchaser of any required filings with Brazilian Government Entities.

                  SECTION 8.4. CASH PURCHASE PRICE.

                  Subject to the satisfaction of the conditions specified in Sections 2.1 and 2.3 and in Article VIII, the Purchaser shall have paid to each Stockholder and each Optionholder an amount in cash equal to such Person's portion of the Cash Purchase Price as provided in Sections 2.1 and 2.2 of this Agreement and shall have paid the Indemnity Escrow Fund to the Indemnity Escrow Agent.

                  SECTION 8.5. INJUNCTION.

                  There shall not be in effect any judgment, order, injunction, or decree of any court of competent jurisdiction, enjoining the consummation of the Subject Transactions.

                  SECTION 8.6. MATERIALITY OF CONDITIONS.

                  Notwithstanding anything contained herein, no condition involving performance of agreements by the Purchaser (other than those in Article II) as of the Closing shall be deemed not fulfilled, and none of the Stockholders shall be entitled to fail to consummate the Subject Transactions or terminate this Agreement on such basis, if the respects in which such agreements have not been performed, in the aggregate, would not have a Purchaser Material Adverse Effect.

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

                  SECTION 8.7. DOCUMENTS.

                  (a) The Representatives shall have received counterparts of each of the Ancillary Agreements (other than the Employment Agreements) executed by the Purchaser and the Purchaser shall have executed and delivered the Defeasance Cost Tax Note.

                  (b) All documents and instruments of transfer delivered to the Stockholders at the Closing shall be in form and substance reasonably satisfactory to the Representatives and their counsel, and shall be legally sufficient to consummate the Subject Transactions.

                  (c) The Representatives shall have received a copy of (i) the certificate of incorporation, as amended (or similar organizational document), of the Purchaser, certified by the secretary of state (or other relevant authority) of the relevant jurisdiction, as of a date not unreasonably prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar document) since such date, and (ii) the by-laws (or similar organizational document) of such entity, certified by the Secretary or Assistant Secretary of such entity.

                  (d) The Representatives shall have received good standing certificates for the Purchaser from the secretary of state (or other relevant authority) of the jurisdiction in which such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which such entity is qualified to do business as a foreign corporation, in each case dated as of a date not unreasonably prior to the Closing Date.

                  SECTION 8.8. OPINION OF COUNSEL TO THE PURCHASER.

                  The Representatives shall have been furnished with an opinion of Gibson, Dunn & Crutcher LLP, dated as of the Closing Date, covering the matters set forth on Exhibit K hereto.

                                   ARTICLE IX.

     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

                  SECTION 9.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  All representations, warranties, covenants and agreements set forth in this Agreement, the Ancillary Agreements or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions shall survive the Closing and the consummation of the Subject Transactions. Notwithstanding the foregoing, no Person shall be entitled to recover for any Losses pursuant to this Agreement unless written notice of a claim therefor (describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim) is delivered to the applicable party on or before the Applicable Limitation Date with respect to such claim, irrespective of whether the subject matter of such claim shall have occurred before or after the Closing Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the date that is eighteen (18) months after the Closing Date; provided, however, that (i) with respect to any Loss arising from

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

(A) a breach of the representations and warranties of the Company, the Stockholders or the Purchaser (as applicable) set forth in Sections 3.1(a), 3.1(c), 3.2, 3.3, 3.21, 4.1, 4.2, 4.3, 4.4. 4.5, 4.6, 5.1, 5.2, 5.3, 5.4, 5.5,
5.6, 5.8, 5.9 and 5.10 (collectively, the "Fundamental Representations and Warranties") or (B) fraud or an intentional misrepresentation or an intentional breach or (C) a breach after the Closing Date of any covenant or agreement that by its terms requires compliance or performance at or after the Closing Date, the Applicable Limitation Date shall be the date of expiration of the applicable statute of limitations with respect thereto; (ii) with respect to any Loss arising from a breach of the representations and warranties set forth in Section 3.14, the Applicable Limitation Date shall be thirty (30) days after the date of expiration of the statute of limitations for the assessment and collection of the applicable Tax; and (iii) with respect to the indemnification obligations of the Significant Stockholders under Section 9.2(a)(iii), the Applicable Limitation Date shall be the date that is six years and six months after the Closing Date.

                  Neither the Stockholders nor the Purchaser shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the Applicable Limitation Date, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

                  SECTION 9.2. INDEMNIFICATION BY THE SIGNIFICANT STOCKHOLDERS AND THE STOCKHOLDERS.

                  (a) If the Closing occurs, then subject to Section 9.1 the Significant Stockholders shall save, defend, indemnify and hold harmless the Purchaser and its Affiliates (including the Company and its Subsidiaries) and their respective officers, directors, employees, attorneys and agents and the successors and assigns of each of the foregoing (collectively, the "Purchaser Indemnified Parties") from and against any and all losses, damages, liabilities, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, prosecuting, preparing for the prosecution or defense of or defending the foregoing) (hereinafter collectively, "Losses"), asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

                           (i) any pre-Closing breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by the Company on the Closing Date pursuant hereto or thereto;

                           (ii) any pre-Closing breach of any covenant or agreement by the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by the Company on the Closing Date pursuant hereto or thereto (including as a result of the action or failure to act of the Company or any of its Subsidiaries); and

                           (iii) any matter set forth on Schedule 9.2(a)(iii) to this Agreement.

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

                  (b) If the Closing occurs, then subject to Section 9.1, each of the Stockholders shall, severally and not jointly, save, defend, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

                           (i) any representation or warranty made by such Stockholder contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by such Stockholder on the Closing Date pursuant hereto or thereto; and

                           (ii) any breach of any covenant or agreement by such Stockholder contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by such Stockholder on the Closing Date pursuant hereto or thereto.

                  (c) In the case of any claim for indemnity pursuant to Section 9.2(a), the obligations of the Significant Stockholders shall be several and not joint, which shall mean that a Significant Stockholder shall be liable only to the extent of such Significant Stockholder's Pro Rata Portion of such Loss. The Purchaser Indemnified Parties' remedy for any indemnification of Losses under
Section 9.2(b) above may be satisfied by proceeding only against the Stockholder committing such breach and, in the case of any Significant Stockholder, the Sub-Account (as defined in the Indemnity Escrow Agreement) of such Significant Stockholder in accordance with the terms of the Indemnity Escrow Agreement.

                  SECTION 9.3. LIMITATIONS ON INDEMNIFICATION BY THE SIGNIFICANT STOCKHOLDERS AND THE STOCKHOLDERS.

                  The indemnification provided for in Section 9.2 above is subject to the following covenants and limitations:

                  (a) The aggregate amount of all payments made by any Significant Stockholder in satisfaction of claims for indemnification pursuant to Section 9.2(a) shall not exceed such Significant Stockholder's Pro Rata Portion of the Significant Stockholders' Cap; provided, however, that the Significant Stockholders' Cap shall not apply with respect to any Losses resulting from or arising out of breaches of any Fundamental Representations and Warranties and such Losses shall not be limited by or count towards satisfaction of the Significant Stockholders' Cap; and provided, further, that the aggregate amount of all payments made by any Significant Stockholder or Stockholder in satisfaction of claims for indemnification pursuant to Sections 9.2(a) and 9.2(b) (including with respect to any Losses resulting from breaches of any Fundamental Representations and Warranties) shall not exceed such Significant Stockholder's or Stockholder's Pro Rata Portion of the sum of the Cash Purchase Price and the Defeasance Costs Tax Note paid to it pursuant to Section 2.2 or 2.3.

                  (b) The Significant Stockholders shall not be liable to indemnify any Purchaser Indemnified Parties pursuant to Section 9.2(a) unless and until the Purchaser Indemnified Parties have collectively suffered aggregate Losses otherwise indemnifiable pursuant to such Section 9.2(a) in excess of a Five Million Dollar ($5,000,000) aggregate

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deductible (the "Deductible") (at which point, subject to the other limitations herein, the Significant Stockholders will be liable to the Purchaser Indemnified Parties for their respective Pro Rata Portions of all Losses in excess of the Deductible); provided, however, that the Deductible shall not apply with respect to (i) any Losses resulting from or arising out of breaches of any Fundamental Representations and Warranties; (ii) the representations and warranties set forth in Section 3.14; and (iii) the indemnification obligation of the Significant Stockholders under Section 9.2(a)(iii); and provided, further, that where the aggregate amount of Losses (other than Losses related to Section 9.2(a)(iii)) arising out of a claim or series of related claims of a breach of a representation, warranty, covenant or agreement does not exceed Ten Thousand Dollars ($10,000), such claim or series of related claims shall not count as Losses for purposes of Section 9.2(a) hereof.

                  (c) Any payment made by a Significant Stockholder or a Stockholder to a Purchaser Indemnified Party pursuant to Section 9.2 in respect of any indemnifiable event shall be net of any insurance or other proceeds recovered by such Purchaser Indemnified Party in respect of such claim. In the event that an insurance or other recovery is received by a Purchaser Indemnified Party with respect to any Loss for which a Purchaser Indemnified Party has previously been indemnified hereunder, then the Purchaser Indemnified Parties shall promptly make a refund to the relevant Significant Stockholder (or the Indemnity Escrow Agent) or the relevant Stockholder, as applicable, in an amount equal to the lesser of (i) the total amount of such insurance recovery (net of collection expenses), and (ii) the amount previously paid by the Significant Stockholder or Stockholder as indemnification for such Loss.

                  (d) If the indemnification obligation under Section 9.2 arises in respect of any indemnifiable event (i) for which a Purchaser Indemnified Party receives indemnification from the Significant Stockholders or the Stockholders, as applicable, and (ii) which results in any Tax benefit to such Purchaser Indemnified Party for any taxable period (or portion thereof) beginning and ending after the Closing Date which would not, but for such indemnifiable event, be available, such Purchaser Indemnified Party shall pay, or shall cause to be paid, to the relevant Significant Stockholders or Stockholders (or the Indemnity Escrow Agent) an amount equal to the actual Tax savings produced by such Tax benefit reduced by the amount of any Tax detriment to such Purchaser Indemnified Party as a result of the receipt of such indemnification. Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such Tax saving for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Purchaser Indemnified Party with respect to such Tax period (net of any Tax detriment resulting from the receipt of the indemnity payment) as compared to the Taxes that would have been payable to a Tax authority by such Purchaser Indemnified Party with respect to such Tax period in the absence of such Tax benefit.

                  (e) The Significant Stockholders shall not be obligated to indemnify any Purchaser Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected or reserved against in the Financial Statements included in the Company Report most recently filed by the Company with SEC before the date hereof.

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                  SECTION 9.4. INDEMNIFICATION BY THE PURCHASER INDEMNITORS.

                  If the Closing occurs, the Purchaser and the Company (including its Subsidiaries) (collectively, the "Purchaser Indemnitors") shall save, defend, indemnify and hold harmless the Securityholders and their respective Affiliates and their respective, officers, directors, employees, attorneys and agents and the successors and assigns of each of the foregoing (collectively, the "Securityholder Parties") from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

                  (a) any breach of any representation or warranty made by the Purchaser contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by the Purchaser on the Closing Date pursuant hereto;

                  (b) any breach (including as a result of the action or failure to act of the Purchaser) of any covenant or agreement by the Purchaser contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered by the Purchaser on the Closing Date pursuant hereto; and

                  (c) the conduct of business by the Purchaser, the Company and its Subsidiaries after the Closing Date, including without limitation, any claim for death, injury or property damage arising from the sale of products manufactured by the Company or any of its Subsidiaries after the Closing Date or attributable to any warranties, representations or commitments with respect to products manufactured by the Company or any of its Subsidiaries after the Closing Date and claims under Environmental Laws and for Taxes, in each case arising out of the conduct of business by the Purchaser, the Company and its Subsidiaries after the Closing Date.

                  SECTION 9.5. LIMITATIONS ON INDEMNIFICATION BY THE PURCHASER INDEMNITORS.

                  The indemnification provided for in Section 9.4 above is subject to the following limitations:

                  (a) The aggregate amount of all payments made by the Purchaser Indemnitors in satisfaction of claims for indemnification pursuant to Section
9.4 shall not exceed Thirty Million Dollars ($30,000,000) (the "Purchaser's Cap"); provided, however, that the Purchaser's Cap shall not apply with respect to any Losses (i) related to any indemnification claim brought under Section 9.4(c), (ii) payments due under this Agreement including payments due under
Section 2.3 and Section 6.13 or (iii) resulting from or arising out of breaches of any Fundamental Representations and Warranties and such Losses shall not be limited by or count towards satisfaction of the Purchaser's Cap; and provided, further, that the aggregate amount of all payments made by the Purchaser Indemnitors in satisfaction of claims for indemnification pursuant to Sections
9.4 (including with respect to Section 9.4(c) and/or any Losses resulting from breaches of any Fundamental Representations and Warranties) shall not exceed the sum of the Cash Purchase Price and the amount of the Defeasance Costs Tax Note.

                  (b) Except for any indemnification claim brought under Section 9.4(c), the Purchaser Indemnitors shall not be liable to indemnify any Securityholder Party pursuant to Section 9.4 where the aggregate amount of Losses arising out of a claim or series of related

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claims of a breach of a representation or warranty does not exceed Ten Thousand
Dollars ($10,000), and no such claim or series of related claims shall not count as Losses for purposes of Section 9.4 hereof.

                  (c) Any payment made by the Purchaser Indemnitors to a Securityholder Party pursuant to Section 9.4 in respect of any indemnifiable event shall be net of any insurance proceeds recovered by such Securityholder Party in respect of such claim. In the event that an insurance recovery is received by a Securityholder Party with respect to any Loss for which such Securityholder Party has previously been indemnified hereunder, then such Securityholder Party shall promptly make a refund to the Purchaser Indemnitors in an amount equal to the lesser of (i) the total amount of such insurance recovery (net of collection expenses), and (ii) the amount previously paid by the Purchaser Indemnitors to such Securityholder Party as indemnification for such Loss.

                  (d) If the Purchaser Indemnitors' indemnification obligation under Section 9.4 arises in respect of any indemnifiable event (i) for which a Securityholder Party receives indemnification from the Purchaser Indemnitors and
(ii) which results in any Tax benefit to such Securityholder Party for any taxable period which would not, but for such indemnifiable event, be available, such Securityholder Party shall pay, or shall cause to be paid, to the Purchaser Indemnitors an amount equal to the actual Tax savings produced by such Tax benefit reduced by the amount of any Tax detriment to such Securityholder Party as a result of the receipt of such indemnification. Tax benefits and detriments shall be taken into account as and when actually realized. The amount of any such Tax saving for any taxable period shall be the amount of the reduction in Taxes payable to a Tax authority by such Securityholder Party with respect to such Tax period (net of any Tax detriment resulting from the receipt of the indemnity payment) as compared to the Taxes that would have been payable to a Tax authority by such Securityholder Party with respect to such Tax period in the absence of such Tax benefit.

                  SECTION 9.6. PROCEDURES.

                  (a) In order for a Securityholder Party or Purchaser Indemnified Party (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the "Indemnifying Party") with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party pursuant to this Article IX.

                  (b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against the entirety of any Losses (subject to any rights to recovery or offset pursuant to Sections 9.3, 9.5 or 9.10) that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon

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written notice to the Indemnified Party within fifteen (15) Business Days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.6(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim; provided, however, that the Indemnified Party (i) shall keep the Indemnifying Party reasonably apprised of material developments in any matter for which indemnification may be sought, (ii) shall give notice to the Indemnifying Party of pending settlement discussions and afford the Indemnifying Party a commercially reasonable opportunity to comment on any such pending settlement (provided that the Indemnified Party will not be required to obtain the consent of the Indemnifying Party to any such settlement) and (iii) shall allow the Indemnifying Party to monitor such action at its discretion and at its sole expense. The Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party's expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnified Party's prior written consent (which shall not be unreasonably delayed or withheld); provided, however, that the Indemnified Party's consent shall not be required for any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms requires that the Indemnifying Party pay the full amount of the liability in connection therewith, that otherwise releases the Indemnified Party completely and with prejudice in connection with such Third Party Claim and that would not subject the Indemnified Party to any injunctive or other equitable relief (it being understood that the Indemnified Party shall have the sole discretion to determine whether to consent to any settlement, compromise or discharge that would subject the Indemnified Party to any injunctive or other equitable relief).

                  (c) The Indemnifying Party shall not be entitled to require that any action be asserted or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party, and the Significant Stockholders shall have no right to, and

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shall not, object to or protest the handling by a Purchaser Indemnified Party of any such claim or deny or dispute any claim for indemnification brought by the Purchaser Indemnified Parties under this Article IX on the basis of the assertion, prosecution or handling by a Purchaser Indemnified Party of any claim by Purchaser Indemnified Party against any such other Person. The Purchaser will, and will use its commercially reasonable efforts to cause the Purchaser Indemnified Parties to, and the Significant Stockholders will, reasonably cooperate, communicate and consult with each other with respect to any actions or claims brought against any other such third Person.

                  (d) In any action where the Purchaser Indemnified Parties or the Securityholder Parties reasonably determine that there are claims or defenses available to such parties that are different from or in addition to those available to the party defending such action, such parties shall have the right to select separate legal counsel, at their sole cost and expense, to assert such claims or defenses or to otherwise participate in such action.

                  (e) Notwithstanding the provisions of Section 11.4, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim in accordance with the notice provisions set forth in Section 11.3 hereof.

                  SECTION 9.7. REMEDIES NOT AFFECTED BY INVESTIGATION, DISCLOSURE OR KNOWLEDGE.

                  No investigation conducted by or on behalf of any party at any time and no disclosure provided to or knowledge of any party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty or reveals the occurrence of a breach of any covenant or agreement of any other party contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions shall be deemed to be a waiver of any rights to indemnification or other remedy arising in connection therewith.

                  SECTION 9.8. INDEMNITY ESCROW FUND.

                  (a) Any indemnification to be provided by the Significant Stockholders to a Purchaser Indemnified Party under Section 9.2(a) shall be by recourse first to, and payable from the Indemnity Escrow Fund pursuant to the terms of the Indemnity Escrow Agreement, and then, subject to the limitations on aggregate liability for such claim, by cash payment from the Significant Stockholders; provided, however, that if the Purchaser Indemnified Parties are seeking indemnification based upon a breach of the Fundamental Representations and Warranties set forth in Sections 3.1(a), 3.1(c), 3.2, 3.3 or 3.21, the Purchaser Indemnified Parties shall have the right to elect to proceed simultaneously against the Indemnity Escrow Fund and any one or more Significant Stockholders directly, subject to the limitations set forth in this Agreement.

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                  (b) Any indemnification to be provided by a Stockholder to a
Purchaser Indemnified Party under Section 9.2(b) shall be by recourse directly against such Stockholder; provided, however, that (i) in the case of any claim against a Significant Stockholder under Section 9.2(b), the Purchaser Indemnified Party shall be entitled to assert a claim against such Significant Stockholder's Pro Rata Portion of the Indemnity Escrow Fund pursuant to the terms of the Indemnity Escrow Agreement, but no monies shall be paid in respect of such claim by the Indemnity Escrow Agent other than out of funds that would otherwise be released to such Significant Stockholder in accordance with the terms of the Indemnity Escrow Agreement.

                  SECTION 9.9. EXCLUSIVE REMEDY; ADDITIONAL LIMITATIONS.

                  (a) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, no party hereto nor any of its Affiliates nor any of their respective directors, officers, stockholders, partners (limited or general), employees, attorneys or agents, shall have any liability whatsoever, whether in tort or otherwise, in respect of this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered by any of them pursuant hereto or the Subject Transactions.

                  (b) No party hereto shall have any liability under any provision of this Agreement, any Ancillary Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, including, without limitation, any such damages relating to the breach or alleged breach of this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Subject Transactions.

                  SECTION 9.10. SUBROGATION.

                  (a) If a Purchaser Indemnified Party collects an indemnification payment from the Indemnity Escrow Fund with respect to a Loss for which a commercially reasonable claim against a Person other than the parties hereto is available, then the Significant Stockholders shall be subrogated to the claims and rights of action of such Purchaser Indemnified Party against such other Person to the extent of such indemnification payments hereunder.

                  (b) In connection with the rights of the Significant Stockholders pursuant to this Section 9.10, the Purchaser shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with the Significant Stockholders in securing the subrogation rights of the Significant Stockholders set forth in this Section 9.10 and in pursuing claims for recovery.

                  (c) None of the Purchaser nor any Purchaser Indemnified Party makes any representation or warranty hereunder to the Significant Stockholders regarding the availability or enforceability of the subrogation rights set forth in this Section 9.10. The Significant Stockholders acknowledge that third parties may have valid defenses to any such attempted subrogation.

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                  SECTION 9.11. APPOINTMENT OF THE REPRESENTATIVES.

                  (a) In order to efficiently administer the terms of Section
2.3 and the defense and/or settlement of any claims for indemnity by a Purchaser Indemnified Party pursuant to Section 9.2(a) ("Common Indemnification Claims"), Bernard L. Schwartz and Alan H. Washkowitz (the "Representatives"), are hereby appointed to serve as the representatives of the Securityholders. The Representatives shall have full power and authority to make, on behalf of all of the Securityholders, any and all decisions relating to the terms of Section 2.3 hereof and the defense and/or settlement of any Common Indemnification Claims for which any Purchaser Indemnified Party may claim to be entitled to indemnity pursuant to Section 9.2(a) hereof. All such decisions and actions by the Representatives shall be binding upon all of the Securityholders, and no Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. All fees, costs and expenses of the Representatives incurred by them in connection with its responsibilities as herein defined shall be reimbursed by the Securityholders in accordance with their respective portions of the Cash Purchase Price payable to them in accordance with Sections
2.2 and 2.3.

                  (b) Each Securityholder agrees that (i) the provision of this
Section 9.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Securityholder or the Purchaser may have in connection with the Subject Transactions, (ii) the remedy at law for any breach of the provisions of this
Section 9.11 would be inadequate, (iii) any Securityholder or the Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Securityholder or the Purchaser brings an action to enforce the provisions of this Section 9.11, and (iv) the provisions of this Section 9.11 shall be binding upon the successors, assigns, heirs and estates of each Securityholder.

                  (c) Each Securityholder hereby (i) waives any claims such Securityholder may have or assert, including those that may arise in the future, against the Representatives, and any of their respective Affiliates, for any action or inaction taken or not taken by the Representatives in connection therewith, provided that such action or inaction is not taken in a manner that results in any Significant Stockholder paying a greater proportion of any claim for indemnity pursuant to Section 9.2(a) hereof than such Significant Stockholder's Pro Rata Portion thereof, and (ii) acknowledges and agrees that neither it nor any of its successors, assigns, heirs or estates nor any of their respective officers, directors, employees or Affiliates will have any claims or rights to contribution or indemnity from the Purchaser, the Company or any of its Subsidiaries with respect to any amounts paid by any of them pursuant to this Article IX.

                  (d) Any notice or communication delivered by the Purchaser or the Company to the Representatives with respect to the administration of the terms of Section 2.3 or the defense and/or settlement of any claims for indemnity by a Purchaser Indemnified Party pursuant to Section 9.2(a) shall, as between the Purchaser and the Company, on the one hand, and the Securityholders, on the other, be deemed to have been delivered to all Securityholders. The Purchaser and the Company shall be entitled to rely exclusively upon any communication or writings given or executed by the Representatives in connection with any claims for indemnity (other than those claims arising under Section 9.2(b)) and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or

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communications or writings given or executed by the Representatives. The
Purchaser and the Company shall be entitled to disregard any notices or communications given or made by any Securityholder Party in connection with any claims for indemnity arising under Section 9.2(a) unless given or made through the Representatives.

                                   ARTICLE X.

                          TERMINATION PRIOR TO CLOSING

                  SECTION 10.1. TERMINATION OF AGREEMENT.

                  This Agreement may be terminated:

                  (a) at any time prior to the Closing, by the Purchaser or any of the Significant Stockholders in writing, if there shall be any order, writ, injunction or decree of any court or Government Entity binding on the Purchaser, the Company or any Stockholder, which prohibits or restrains the Purchaser, the Company or any of the Stockholders from consummating the Subject Transactions; provided, however, that the Purchaser, the Company and the Significant Stockholders, as the case may be, shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted;

                  (b) at any time prior to the Closing, by the Purchaser or any of the Significant Stockholders in writing, if the Closing has not occurred on or prior to December 27, 2004; provided, however, that no such party hereto may terminate this Agreement pursuant to this Section 10.1(b) if such party (or, in the case of the Significant Stockholders, the Company) is in material violation or breach of its agreements, representations or warranties contained in this Agreement;

                  (c) at any time prior to the Closing, by any of the Significant Stockholders in writing, if there has been a material violation or breach by the Purchaser of its agreements, covenants, representations or warranties contained in this Agreement, which violation or breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.1 or Section 8.2 (subject to Section 8.6) and such violation or breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been given to the Purchaser in accordance with Section 11.3, and if the Company and the Stockholders are not then in material violation or breach of their agreements, covenants, representations or warranties contained in this Agreement;

                  (d) at any time prior to the Closing, by the Purchaser in writing, if there has been a material violation or breach by the Company or any of the Stockholders of their respective agreements, covenants, representations or warranties contained in this Agreement, which violation or breach would result in the failure to satisfy one or more of the conditions set forth in
Section 7.1 or Section 7.2 (subject to Section 7.5) and such violation or breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been given to the Company and the Significant Stockholders in accordance with Section 11.3, and if the Purchaser is not then in material

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violation or breach of its agreements, covenants, representations or warranties contained in this Agreement;

                  (e) at any time on or prior to the Closing Date, by mutual written consent of the Significant Stockholders and the Purchaser; or

                  (f) on the Closing Date, (i) by the Purchaser in writing, if any of the conditions set forth in Article VII shall not have been satisfied on or before such date or (ii) by any of the Significant Stockholders in writing, if any of the conditions set forth in Article VIII shall not have been satisfied on or before such date; provided, however, that no such party hereto may terminate this Agreement pursuant to this Section 10.1(f) if such party (or, in the case of the Significant Stockholders, the Company) is in material violation or breach of its agreements, representations or warranties contained in this Agreement.

                  SECTION 10.2. SURVIVAL.

                  If this Agreement is terminated and the Subject Transactions are not consummated as described above, this Agreement shall become null and void and of no further force and effect, and there shall be no liability or obligation hereunder on the part of the Stockholders, the Company or the Purchaser, or any of their respective directors, officers, employees, Affiliates, agents, representatives, successors or assigns except (i) for the provisions of this Agreement and the Confidentiality Agreement relating to the obligations of the parties hereto to keep confidential and not to use certain information and data obtained from the other parties hereto, (ii) for the provisions of Sections 6.6, 9.9, 11.1, 11.2, 11.3, 11.4, 11.8 and 11.9 and this
Section 10.2, which shall survive any such termination, (iii) for liability of the Stockholders and the Company, on the one hand, for all Losses, in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000), resulting from or arising out of a breach by such parties of any representation, warranty or covenant contained in this Agreement, and (iv) for liability of the Purchaser, on the other hand, for all Losses, in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000), resulting from or arising out of a breach by such party of any representation, warranty or covenant contained in this Agreement.

                                   ARTICLE XI.

                                  MISCELLANEOUS

                  SECTION 11.1. PUBLICITY.

                  The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company, the Significant Stockholders and the Purchaser. Thereafter, the Purchaser, the Company and the Significant Stockholders shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Subject Transactions, and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

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                  SECTION 11.2. CONFIDENTIALITY.

                  The parties agree that, other than as agreed or as required to implement the Subject Transactions, the parties will keep confidential the terms and conditions of this Agreement, including, without limitation, the Ancillary Agreements, the Exhibits and Schedules hereto, except as otherwise required by law (including, without limitation, pursuant to any federal or state securities laws or the rules of any stock exchange or self-regulatory organization or pursuant to any legal, regulatory or legislative proceedings).

                  SECTION 11.3. NOTICES.

                  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

                  (i) if to the Company prior to the Closing Date (and with a copy to the Purchaser after the Closing Date):

                           K&F Industries, Inc.
                           600 Third Avenue
                           New York, New York 10016
                           Attn: General Counsel
                           Facsimile: (212) 867-1182,

                  with a copy, which shall not constitute notice, to:

                           Willkie Farr & Gallagher LLP
                           787 Seventh Avenue
                           New York, New York 10019-6099
                           Attn: Neil Novikoff, Esq.
                           Facsimile: (212) 728-8111

                  (ii) if to any Stockholder, to the address set forth below such Stockholder's name on Exhibit A hereto; and

                  (iii)    if to Purchaser:

                           c/o Aurora Capital Group
                           10877 Wilshire Boulevard
                           Suite 2100
                           Los Angeles, California 90024
                           Attn:  Richard K. Roeder
                           Facsimile:  (310) 277-5591

                  with a copy, which shall not constitute notice, to:

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

                           Gibson, Dunn & Crutcher LLP
                           333 South Grand Avenue
                           Los Angeles, California 90071-3197
                           Attn:  Bruce D. Meyer, Esq.
                           Facsimile:  (213) 229-7520

                  Any party may, by notice given in accordance with this Section
11.3 to the other parties, designate another address or Person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

                  SECTION 11.4. GOVERNING LAW.

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each of the parties hereto, including, without limitation, each of the Stockholders, agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of New York, County of New York or the United States District Court for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.3 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 11.4 shall affect or eliminate any right to serve process in any other matter permitted by law.

                  SECTION 11.5. ENTIRE AGREEMENT.

                  (a) This Agreement (including the Ancillary Agreements and any other additional agreements contemplated hereby or thereby and the Exhibits and the Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto other than the Confidentiality Agreement, which shall survive and remain in full force and effect according to its terms.

                  (b) Any information provided in any Schedule hereto is considered set forth on each and every other Schedule hereto as to which such information is applicable. Any disclosure in any Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be "material," shall not be construed against any Stockholder as an assertion by such Stockholder that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.

                  SECTION 11.6. WAIVERS AND AMENDMENTS; NON-CONTRACTUAL REMEDIES; PRESERVATION OF REMEDIES.

                  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Representative or, in the case of a waiver, by the party waiving compliance. Except as provided in Article IX hereof, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                  SECTION 11.7. BINDING EFFECT; ASSIGNMENT.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by any party (in whole or in part) without the prior written consent of the other parties hereto; provided, however, that the rights and obligations of the Purchaser hereunder shall be assignable without any other party's consent to
(i) any lender of the Purchaser or the Company or any of its Subsidiaries, (ii) any wholly-owned subsidiary of the Purchaser, or (iii) any third party that acquires substantially all of the capital stock or assets of the Purchaser or the Company, whether through a merger, consolidation, purchase of stock, asset purchase or otherwise.

                  SECTION 11.8. INTERPRETATION.

                  (a) The parties acknowledge and agree that, except as specifically provided herein, they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.

                  (b) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular.

                  SECTION 11.9. NO THIRD PARTY BENEFICIARIES.

                  Except as set forth in Section 6.7, Section 6.8 and except for those parties included in the definitions of "Purchaser Indemnified Parties" and "Securityholder Parties" in Article IX hereof, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

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

                  SECTION 11.10. COUNTERPARTS.

                  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

                  SECTION 11.11. OTHER AGREEMENTS, EXHIBITS AND SCHEDULES.

                  The Exhibits and the Schedules are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                  SECTION 11.12. HEADINGS.

                  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  SECTION 11.13. INVESTIGATION BY PURCHASER.

                  In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and the Purchaser (a) acknowledges that none of the Stockholders or the Company or any of their respective directors, officers, members, managers, stockholders, employees, Affiliates, controlling persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives, except as and only to the extent expressly set forth herein or in any Ancillary Agreement or any Exhibit, Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement or any Ancillary Agreement or any Exhibit, Schedule or certificate delivered pursuant hereto or thereto or in connection with the Subject Transactions, and (b) agrees, to the fullest extent permitted by law, that, except to the extent expressly set forth herein, none of the Stockholders or the Company or any of their respective directors, officers, members, managers, stockholders, employees, Affiliates, controlling persons, agents or representatives shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives (or any omissions therefrom), including, without limitation, in respect of the specific representations and warranties of the Stockholders or the Company set forth in this Agreement or in any Ancillary Agreement or any Exhibit, Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions and subject to the limitations and restrictions contained in this Agreement. In particular, without limiting the foregoing disclaimer, none of the following shall be deemed to constitute a representation or warranty of the Stockholders or the Company or any of their respective directors, officers, members, managers, stockholders, employees, Affiliates, controlling persons, agents or representatives: (i) any financial projection or forecast relating to the business of the Company and its Subsidiaries, (ii) any information set forth in actuarial reports relating to Company and its Subsidiaries, (iii) any oral or written information presented to the Purchaser during any management presentation, including any question and answer session pursuant thereto or (iv) any information provided to assist the Purchaser with the arrangements for the Financing as contemplated by Section
6.5. With respect to any projection or forecast delivered by or on behalf of the Stockholders or the Company to the Purchaser, the Purchaser acknowledges that
(A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (D) it shall have no claim against any Person with respect thereto.

                  [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                          AAKF ACQUISITION, INC.

                          By: /s/ Gerald L. Parsky
                             ---------------------------------------------------
                             Name: Gerald L. Parsky
                             Title: President and Chief Executive Officer

                          K&F INDUSTRIES, INC.

                          By: /s/ Kenneth Schwartz
                             ---------------------------------------------------
                             Name: Kenneth Schwartz
                             Title: President & Chief Operating Officer

                          LEHMAN BROTHERS MERCHANT BANKING PORTFOLIO PARTNERSHIP L.P.

                          By:      LB I Group, its General Partner

                          By: /s/ Alan H. Washkowitz
                             --------------------------------------------------
                              Name: Alan H. Washkowitz
                              Title: Senior Vice President

                          LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.

                          By:      Lehman Brothers Offshore Partners, Ltd.,
                          its General Partner

                          By: /s/ Alan H. Washkowitz
                             --------------------------------------------------
                             Name: Alan H. Washkowitz
                             Title: Director

                          LEHMAN BROTHERS OFFSHORE INVESTMENT
                          PARTNERSHIP -- JAPAN L.P.

                          By:  Lehman Brothers Offshore Partners Ltd.,
                          its General Counsel

                          By: /s/ Alan H. Washkowitz
                             --------------------------------------------------
                             Name: Alan H. Washkowitz
                             Title: Director

                          LEHMAN BROTHERS CAPITAL PARTNERS II, L.P.

                          By:      Lehman Brothers Holdings Inc.,
                          its General Partner

                          By: /s/ Alan H. Washkowitz
                             --------------------------------------------------
                             Name: Alan H. Washkowitz
                             Title: Vice President

                          /s/ Bernard L. Schwartz
                          -----------------------------------------
                          Bernard L. Schwartz

                          THE BERNARD L. SCHWARTZ 2004 GRANTOR RETAINED ANNUITY TRUST NO. 2

                          /s/ Bernard L. Schwartz
                          -----------------------------------------
                          Bernard L. Schwartz, as Trustee of
                          The Bernard L. Schwartz 2004 Grantor Retained Annuity Trust No. 2

                          /s/ Francesca Schwartz
                          -----------------------------------------
                          Francesca Schwartz

                          /s/ Karen Schwartz Paddock
                          -----------------------------------------
                          Karen Schwartz Paddock

                          /s/ Robert B. Hodes
                          -----------------------------------------
                          Robert B. Hodes

                                       S-2